SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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[   ] Definitive Additional Materials
[   ] Soliciting Material under Rule 14a-12

EQUITY RESIDENTIAL
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NOTICE OF 2003
ANNUAL MEETING OF SHAREHOLDERS

Dear Equity Residential Shareholder:

     The trustees and officers of Equity Residential (the “Company”) cordially invite you to attend our 2003 Annual Meeting of Shareholders. This year’s meeting will be held on Friday, May 30, 2003, at 10:00 a.m., at One North Franklin Street, Third Floor, Chicago, Illinois, at which time we will consider the following matters:

(1)	the election of trustees;

(2)	an amendment to the Company’s Declaration of Trust to declassify the Board of Trustees and provide for the annual election of trustees;

(3)	an amendment to the Company’s Employee Share Purchase Plan to increase the number of shares authorized for issuance under this plan; and

(4)	any other business that properly comes before the meeting.

     Your Board recommends that you vote for each of the proposals. Shareholders of record at the close of business on March 31, 2003, are entitled to vote at the meeting.

     Your vote is very important. You may vote by proxy by signing, dating and mailing the enclosed proxy card, or by using a toll-free telephone number or the Internet. If you attend the meeting and prefer to vote in person, you may do so. Whether you plan to attend the meeting or not, we encourage you to vote as soon as possible so that your shares will be represented at the meeting.

Sincerely,

Bruce C. Strohm Executive Vice President, General Counsel and Secretary

Two North Riverside Plaza
Chicago, Illinois
April 14, 2003

EQUITY RESIDENTIAL
Two North Riverside Plaza
Chicago, Illinois 60606

PROXY STATEMENT

     This Proxy Statement contains information related to the Annual Meeting of Equity Residential, a Maryland real estate investment trust (“Equity Residential” or the “Company”), which will be held on Friday, May 30, 2003, at 10:00 a.m., at One North Franklin Street, Third Floor, Chicago, Illinois.

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

     At the Annual Meeting, shareholders will vote on the following proposals: Proposal 1 — the election of trustees; Proposal 2 — the amendment to the Company’s Declaration of Trust to declassify the Board of Trustees (the “Board”); and Proposal 3 — the amendment to the Company’s Employee Share Purchase Plan (the “ESPP”). We sent you these proxy materials because our Board is requesting that you allow your common shares to be represented at the meeting by the proxies named in the enclosed proxy card (or, if you receive this document electronically, the accompanying proxy instructions). This Proxy Statement contains information that we are required to provide you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares. On April 14, 2003, we began mailing these proxy materials to all shareholders of record at the close of business on March 31, 2003. Equity Residential has hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay $6,500 plus expenses for these services.

Who Is Entitled to Vote?

     You will be entitled to vote your shares on any of the proposals if you held your shares as of the close of business on March 31, 2003 (the “Record Date”). Each of the shares outstanding on that date is entitled to one vote on the proposals. As of the record date, a total of 272,488,106 common shares were outstanding and entitled to vote.

What Is Required to Hold the Meeting?

     The presence at the meeting in person or by proxy of the holders of a majority of the common shares outstanding on the Record Date will constitute a quorum permitting business to be conducted at the meeting. If you have returned valid proxy instructions (in writing, by phone or by Internet) or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the meeting.

How Do I Vote?

     Your vote is important. Shareholders can vote in person at the Annual Meeting or by proxy. Most shareholders have a choice of voting over the Internet, using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. If you vote by Internet or telephone, you do NOT need to return your proxy card.

     If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for trustee and whether your shares should be voted for or against the other proposals.

What Are the Board’s Recommendations?

     If no instructions are indicated on your valid proxy, the representatives holding proxies will vote in accordance with the recommendations of the Board. In summary, the Board recommends a vote:

•	FOR the election of each of the nominees for trustee;
•	FOR the amendment to the Declaration of Trust to declassify the Board; and
•	FOR the amendment to the ESPP.

     With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

Can I Revoke or Change My Proxy?

     Yes, you may change or revoke your proxy at any time before the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or phone vote) or by voting in person at the Annual Meeting. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

How Do I Discontinue Future Duplicate Copies of Annual Reports?

     Our 2002 Annual Report and financial statements have been mailed to shareholders with this Proxy Statement. If you share an address with any of our other shareholders, your household might receive only one copy of these documents. To request individual copies for each shareholder in your household, please contact Equity Residential — Investor Relations, at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 (toll-free number: 1-888-879-6356). To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a shareholder of record, please call our transfer agent, EquiServe, toll-free at 1-800-733-5001.

GOVERNANCE OF THE COMPANY

     Our business and affairs are managed under the direction of the Board of Trustees, which will consist of eleven trustees as of the Annual Meeting. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Board members have complete access to the Company’s management team and the independent auditors. The Board and each of the key committees — Audit, Compensation and Corporate Governance — also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties.

     We have been reviewing our corporate governance policies and practices, which has included comparing our policies and practices to those suggested by various groups and authorities active in corporate governance. Based on this review, we have made various changes to the Company’s governance guidelines and policies to meet the Board’s understanding of best practices, subject to further changes in the Board’s discretion, or as final rules are adopted by the SEC to implement the Sarbanes-Oxley Act of 2002 and new listing requirements proposed by the New York Stock Exchange (“NYSE”).

     The major changes approved by the Board include:

•	expensing options as of January 1, 2003
•	prohibiting the repricing of options under our Share Incentive Plans
•	approving the declassification of the Board (subject to shareholder approval)
•	increasing the Board’s overall independence
•	scheduling executive sessions of the non-management trustees on a regular basis
•	appointing a Lead Trustee
•	conducting formal annual evaluations of Board as well as individual trustee performance
•	establishing share ownership guidelines for senior officers of the Company
•	increasing the share ownership guideline for trustees
•	prohibiting the provision of personal tax services to the Company’s executive officers by the Company’s independent auditors
•	revising the existing Guidelines on Governance
•	revising the existing Code of Ethics for trustees, officers and employees
•	revising the existing Audit Committee Charter
•	adopting a formal Compensation Committee Charter
•	adopting a formal Corporate Governance Committee Charter

     Charters for the Audit, Compensation and Corporate Governance Committees and the Company’s Guidelines on Governance and Code of Ethics may be viewed on the Company’s website at www.equityapartments.com under the Investor Relations section. The Audit Committee Charter is also attached as Appendix A.

Meetings and Committees of the Board of Trustees

     Meetings. During 2002, the Board held ten meetings. None of the trustees attended fewer than 80% of the meetings of the Board and committees on which he or she served. The average attendance of all trustees at Board and committee meetings was 97%. The Board has standing Executive, Audit, Compensation and Corporate Governance Committees, which are described below.

     Executive Committee. The current members of the Executive Committee are Samuel Zell (Chair), Bruce W. Duncan, John W. Alexander and Boone A. Knox. The Executive Committee has the authority within certain parameters to acquire, develop, dispose of and finance investments for the Company. During 2002, the Executive Committee was comprised of Mr. Zell (Chair), and Messrs. Crocker, Alexander and Thompson. The Executive Committee held five meetings in 2002.

     Audit Committee. The current members of the Audit Committee are B. Joseph White (Chair), John W. Alexander, Boone A. Knox, James D. Harper, Jr. and Sheli Z. Rosenberg. The Audit Committee is comprised entirely of trustees who meet the independence and experience requirements of the listing standards of the NYSE. The Audit Committee’s responsibilities include providing assistance to the Board in fulfilling its responsibilities with respect to oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’

qualifications and independence, and the performance of the Company’s internal audit function and independent auditors. In accordance with its charter, the Audit Committee has sole authority to appoint and replace the independent auditors, who report directly to the Committee, approve the engagement fee of the independent auditors and pre-approve the audit services and any permitted non-audit services they may provide to the Company. In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan, approves all related party transactions, and evaluates matters relating to the audit and internal controls of the Company. During 2002, no member of the Audit Committee served on more than two other public company audit committees. The Audit Committee held 7 meetings in 2002.

     Compensation Committee. The current members of the Compensation Committee are Sheli Z. Rosenberg (Chair), John W. Alexander and James D. Harper, Jr. The Compensation Committee is comprised entirely of independent trustees. The Compensation Committee’s responsibilities include establishing the Company’s general compensation philosophy, overseeing the Company’s compensation programs and practices, including the incentive and equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of the CEO in light of these criteria and recommending the CEO’s compensation level based on such evaluation, evaluating the performance of the executive officers before approving their salary, bonus and incentive and equity compensation, reviewing and making recommendations concerning proposals by management regarding compensation, bonuses, loans, employment agreements and other benefits and policies respecting such matters for employees of the Company and overseeing the Company’s executive succession and management development plans. The Compensation Committee held 4 meetings in 2002.

     Corporate Governance Committee. The current members of the Corporate Governance Committee are Stephen O. Evans (Chair), Boone A. Knox, Sheli Z. Rosenberg and B. Joseph White. The Corporate Governance Committee is comprised entirely of independent trustees. The Corporate Governance Committee’s duties include maintaining criteria for recommending candidates for election or reelection to the Board, considering issues and making recommendations concerning the size, composition, organization and effectiveness of the Board, including committee assignments, establishing and overseeing procedures for annual assessment of Board and trustee performance, evaluating issues of corporate governance and making recommendations to the Board regarding the Company’s governance policies and practices. The Corporate Governance Committee held 4 meetings in 2002.

     The Corporate Governance Committee will also consider nominees for trustee suggested by shareholders in written submissions to the Company’s Secretary. Under the Company’s Bylaws, nominations for trustee may be made by a shareholder entitled to vote who delivers written notice along with the additional information and materials required by the Bylaws to the Secretary of the Company not later than the close of business on the 90th day, and not earlier than the close of business on the 120 th day, prior to the first anniversary of the mailing date of the notice of the preceding year’s annual meeting. For the Company’s annual meeting in the year 2004, the Secretary must receive this notice after the close of business on December 16, 2003, and prior to the close of business on January 15, 2004. You can obtain a copy of the full text of the Bylaw provision by writing to the Secretary of Equity Residential at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606.

     Executive Sessions. Pursuant to the Company’s revised Guidelines on Governance, the non-management Trustees meet in separate executive sessions at least three times a year and as otherwise determined by the Lead Trustee (discussed below). The Lead Trustee may invite the Chairman or others, as he or she deems appropriate, to attend a portion of these sessions.

     Lead Trustee. The Board appointed Sheli Z. Rosenberg as Lead Trustee on December 6, 2002. The Lead Trustee is an independent trustee who acts in a lead capacity to coordinate the other independent Trustees, consult with the CEO on Board agendas, chair the executive sessions of the non-management Trustees and perform such other functions as the Board may direct. Ms. Rosenberg has been a trustee of the Company since our initial public offering on August 11, 1993, and brings to her role as Lead Trustee over thirty-five years of experience as an attorney and board member of public companies in an array of businesses including real estate, consumer goods, utilities and health care. Ms. Rosenberg serves on all three key committees — Audit, Compensation and Corporate Governance — and chairs the Compensation Committee.

Compensation of Trustees

     To link trustee compensation to performance and to more effectively align the Board’s interests with the interests of the shareholders, the Board believes that over 50% of the trustees’ base annual fee (excluding committee or other Board service fees) should be payable in some form of Company equity. During 2002, non-employee trustees each received an annual fee of $45,000 for serving on the Board. Effective as of January 2003, the Company’s Chairman, Mr. Zell, no longer receives this annual fee or any committee fee. In addition, non-employee trustees who served on the Audit, Compensation, Corporate Governance or Executive Committee received an additional $1,000 per year for each committee on which they served. This fee was increased as of January 2003 to $4,000 per year. The chair of the Audit Committee received an additional $4,000 per year (increased as of January 2003 to $11,000 per year), the chairs of the Compensation and Corporate Governance Committees each received an additional $4,000 per year (increased as of January 2003 to $6,000 per year), and the chair of the Executive Committee received an additional $500 per year (reduced as of January 2003 to $0). As of January 2003, the Lead Trustee will receive an additional annual fee of $10,000 for such service. The Company also reimburses the trustees for travel expenses incurred in connection with their activities on behalf of the Company.

     In January 2002, each trustee was also granted options to purchase 10,000 common shares at the current market price on the grant date. These options vest in approximately equal installments of six months, one year and two years from the date of grant. Each trustee had the right to convert up to one-half of the annual grant of 10,000 options into restricted common shares as of the grant date, thereby reducing the number of options granted. The number of restricted shares awarded upon conversion was determined by dividing the total dollar value of the option grant being converted, using the same valuation criteria utilized in the Company’s annual employee option grants on the same date, by the closing price of the Company’s common shares on the grant date. The restricted shares vest in full on the third anniversary of the grant date. Distributions are paid on these restricted shares at the same rate as on unrestricted common shares.

     Effective as of January 2003, in lieu of the annual 10,000 option grant, each trustee of the Company, excluding management trustees and the Company’s Chairman, Mr. Zell, will receive an annual long-term incentive grant of $50,000 of options and restricted shares. This grant will be allocated between options and restricted shares in the same ratio as approved by the Board for the annual long-term incentive grants to the Company’s executive officers, utilizing the same valuation criteria described above. The February 2003 grants were allocated 25% to options and 75% to restricted shares.

     Because the Company’s financial results were impacted during 2002, the trustees have voluntarily agreed to reduce their base annual trustee compensation by approximately ten percent during 2003. Accordingly, each non-employee trustee’s annual fee for 2003 will be reduced from $45,000 to $40,000 and the annual long-term incentive grant of $50,000 will be reduced to $45,000.

     For trustees retiring from the Board or completing a scheduled term on the Board without re-nomination, vesting of all outstanding options and restricted shares granted as compensation for serving as a trustee is accelerated, and options may be exercised through the expiration of the exercise period (i.e., ten years from the grant date). Options and restricted share awards issued to Mr. Zell as Chairman are subject to the same vesting restriction upon retirement as other employees of the Company.

     In January 2002, Mr. White, Ms. Rosenberg and Errol R. Halperin, a former trustee who served through the annual meeting of shareholders in May 2002, were also each granted $25,000 of long-term compensation, and Messrs. Alexander, Evans, Harper and Lowenthal were each granted $10,000 of long-term compensation in recognition of the extraordinary time and effort they spent in the search for the new President of the Company. Each of these individuals had the right to elect to receive this long-term compensation as restricted shares or options or any combination thereof, utilizing the same valuation criteria described above for annual trustee compensation.

     Mr. Zell also receives restricted shares and options for his services as Chairman as described in “Employment Contracts and Change in Control Arrangements” below.

     The Company has an optional deferred compensation plan in which trustees may participate. The trustees may defer receipt of any percentage of their annual cash compensation, which amount is then deposited in a Supplemental Executive Retirement Savings Plan (the “SERP”) on a tax-deferred basis. These deferred funds may be used to purchase common shares under the Company’s ESPP. Each trustee is immediately 100% vested in his or her common shares and is allowed to begin withdrawals over a one to ten year period following termination of his or her trusteeship. The majority of the trustees participate in the SERP and defer the taxation of all fees received. The trustees may also elect to defer receipt of their restricted shares to the SERP prior to the vesting of the shares. Non-employee trustees do not participate in the Company’s profit sharing plan or receive any matching contributions on any fees or restricted shares so deferred.

Share Ownership Guidelines for Trustees

     Since a significant ownership stake leads to a stronger alignment of interests between the Board and shareholders, all trustees are expected to own, within three years of joining the Board, at least $250,000 in Company shares or the equivalent (for example, limited partnership interests (“OP Units”) in ERP Operating Limited Partnership (the “Operating Partnership”), of which the Company is the general partner), which may include shares paid as trustees’ fees. This amount was increased from $100,000 in March 2003. We recognize, of course, many trustees will have much larger ownership stakes in the Company, and view this as desirable. We also encourage trustees to use the cash portion of their annual trustee fee to purchase shares through the ESPP.

Biographical Information

     Set forth below are biographies of each of the executive officers as of March 1, 2003. Biographies of the trustees are set forth below in Proposal 1.

Executive Officers

     Bruce W. Duncan, Chief Executive Officer, President and a Trustee of the Company. See biographical information in Proposal 1.

     Gerald A. Spector, Chief Operating Officer, Executive Vice President and a Trustee of the Company. See biographical information in Proposal 1.

     J. Donald Couvillion, 48, has been Executive Vice President — Development since December 2001. From December 23, 1997, the date of the Evans Merger, to November 2001, he was Senior Vice President — Development of the Company. Mr. Couvillion served as Vice President — Project Management of Evans from May 1995 through the Evans Merger.

     Leslie B. Fox, 44, has been Executive Vice President of the Company since October 1, 1999, the date of the merger of Lexford Residential Trust (“Lexford”), a public multifamily property company, into the Company (the “Lexford Merger”), and Chief Information Officer of the Company since January 2001. From October 1999 to December 2000, Ms. Fox was President — Lexford Division of the Company. Ms. Fox had been Executive Vice President and Chief Operating Officer of Lexford from December 1997 until the Lexford Merger.

     Alan W. George, 45, has been Chief Investment Officer of the Company since January 2002 and an Executive Vice President since February 1997. Mr. George was Senior Vice President — Acquisitions of the Company from December 1995 until February 1997.

     Edward J. Geraghty, 53, has been Executive Vice President of the Company since March 1998 and President — Eastern Division since April 1999. Mr. Geraghty was a Managing Director — Real Estate of The Travelers Investment Group, Inc. from June 1995 to March 1998.

     Michael J. McHugh, 47, has been Executive Vice President of the Company since January 1998, and Chief Accounting Officer and Treasurer of the Company since February 1995. Mr. McHugh was Senior Vice President of the Company from February 1995 until January 1998.

     David J. Neithercut, 47, has been Executive Vice President and Chief Financial Officer of the Company since February 1995.

     Gregory H. Smith, 51, has been Executive Vice President of the Company since December 1994 and President — Central Division since April 1999.

     Bruce C. Strohm, 48, has been Executive Vice President and General Counsel of the Company since March 1995 and Secretary of the Company since November 1995.

     Frederick C. Tuomi, 48, has been Executive Vice President of the Company since January 1994 and President — Western Division since April 1999.

PROPOSAL 1

ELECTION OF TRUSTEES

Board of Trustees

     Our Declaration of Trust currently provides that our trustees are to be divided into three classes as nearly equal in number as possible, with each class having three-year terms that expire at our successive annual meetings. The terms of four trustees in the first class expire at the 2003 Annual Meeting. Two of these trustees, Edward Lowenthal and Jeffrey H. Lynford will retire from the Board upon the expiration of their terms at the 2003 Annual Meeting.

     As discussed in Proposal 2 below, this Proxy Statement contains a proposal to amend our Declaration of Trust to declassify the Board and require annual election of all trustees beginning at the 2003 Annual Meeting. In the event Proposal 2 is approved, all trustees whose terms would not otherwise expire at the 2003 Annual Meeting have agreed to resign and stand for re-election at this Annual Meeting to one-year terms expiring at our annual meeting of shareholders in 2004.

In the Event Proposal 2 Is Approved

     In the event the shareholders approve Proposal 2 regarding the declassification of the Board, the Board has nominated the following eleven current members of the Board to serve a one-year term until the annual meeting in 2004 and until their successors are duly elected and qualified: John W. Alexander, Douglas Crocker II, Bruce W. Duncan, Stephen O. Evans, James D. Harper, Jr., Boone A. Knox, Sheli Z. Rosenberg, Gerald A. Spector, Michael N. Thompson, B. Joseph White and Samuel Zell.

In the Event Proposal 2 Is Not Approved

     In the event the shareholders do not approve Proposal 2 regarding the declassification of the Board of Trustees, the Board has nominated the following three individuals to serve for a three-year term expiring at our annual meeting in 2006 and until their successors are duly elected and qualified: Stephen O. Evans, Sheli Z. Rosenberg and B. Joseph White. Two of these trustees — Stephen O. Evans and B. Joseph White — have terms that expire at the 2003 Annual Meeting and have been renominated to stand for election to a three-year term at the Annual Meeting. To equalize the three class sizes as nearly as possible, as required by our current Declaration of Trust, the Board also nominated Sheli Z. Rosenberg, a trustee in the class with a term expiring in 2004, for election to this first class of trustees to serve until our 2006 annual meeting. Ms. Rosenberg will resign from the 2004 class effective the day before the 2003 Annual Meeting.

General Information about the Nominees

     All the nominees are presently trustees and each has consented to be named in this Proxy Statement and to serve if elected. In 2002 each nominee attended at least 80% of the meetings of the Board and at least 86% of the meetings of the committees on which the nominees served. The average attendance of the nominees at the Board and committee meetings was approximately 97%.

Biographical Information

     Set forth below are biographies as of March 1, 2003, of each of the trustee nominees and the retiring trustees.

Incumbent Trustees Retiring upon the Expiration of their Terms in 2003

     Edward Lowenthal, 58, has been a Trustee of the Company since June 1997, shortly after the merger of Wellsford Residential Property Trust (“Wellsford”), a public multifamily property company, and the Company on May 30, 1997 (the “Wellsford Merger”). Mr. Lowenthal has been a director of Wellsford Real Properties, Inc. (“WRP”), a publicly traded real estate merchant banking firm, since its formation in January 1997. Mr. Lowenthal was the President and Chief Executive Officer of WRP from its formation in January 1997 through March 2002, and was the President and Chief Executive Officer and a trustee of Wellsford from its formation in July 1992 until the Wellsford Merger. Mr. Lowenthal is also a director of Omega Healthcare, Inc., a public healthcare company, and Reis, Inc., a real estate analytic and market information firm. He is a Trustee of the Manhattan School of Music.

     Jeffrey H. Lynford, 55, has been a Trustee of the Company since June 1997, shortly after the Wellsford Merger. Mr. Lynford has been the Chief Executive Officer and President of WRP since April 2002, and Chairman of the Board and Secretary of WRP since its formation in January 1997. He had been the Chairman of the Board and Secretary of Wellsford from its formation in July 1992 until the Wellsford Merger. Mr. Lynford currently serves as a trustee emeritus of the National Trust for Historic Preservation. He is also a trustee of Polytechnic University, a trustee for Caramoor Center for Music and the Arts, and Chairman of the Board of the Eos Orchestra.

Incumbent Trustees with Terms Currently Expiring in 2003

     Stephen O. Evans, 57, has been a Trustee of the Company since December 23, 1997, the date of the merger of Evans Withycombe Residential, Inc. (“Evans”), a public multifamily property company founded by Mr. Evans, into the Company (the “Evans Merger”), and is President of Evans Realty Associates, a real estate investment company. Mr. Evans also served as an Executive Vice President of Equity Residential from December 1997 to December 1999. Mr. Evans served as the Chairman of the Board and Chief Executive Officer of Evans from its formation in May 1994 until the Evans Merger. Mr. Evans is a member of Lambda Alpha, a national land economics fraternity, and the Urban Land Institute.

     B. Joseph White, 55, has been a Trustee of the Company since May 1993. Mr. White was appointed Managing Director of Fred Alger Management Company (“Alger”), a New York investment firm, in February 2003. Mr. White served as Interim President of the University of Michigan in 2002. He was a professor at the University of Michigan Business School from 1987 through 2001 and served as the Dean of the Business School from 1991 to 2001. Mr. White is a director of Kelly Services, Inc., a temporary services firm, Kaydon Corporation, a manufacturer of precision engineered metal products, and a trustee of five mutual funds managed by Alger.

Incumbent Trustees with Terms Currently Expiring in 2004

     Douglas Crocker II, 62, was appointed as Vice Chairman of the Board of the Company in January 2003. He was Chief Executive Officer and a Trustee from March 1993 to December 2002, and President of the Company from 1993 until Mr. Duncan’s appointment as President in March 2002. Mr. Crocker has been a director of WRP since June 1997, of Ventas, Inc. (“Ventas”), a public real estate company focusing on the ownership and acquisition of health care properties, since November 1998, and of Prime Group Realty Trust, a public office and industrial properties company, since September 2002. Mr. Crocker has been President and Chief Executive Officer of First Capital Financial Corporation (“First Capital”), a sponsor of public real estate limited partnerships, since December 1992, and a director of First Capital since January 1993. He was an Executive Vice President of Equity Financial and Management Company, a subsidiary of Equity Group Investments, Inc. (“EGI”), providing strategic direction and services for EGI’s real estate and corporate activities from November 1992 until March 1997. EGI is an owner, manager and financier of real estate and corporations. Mr. Crocker chairs and serves on boards or committees of various multi-family housing associations, including the National Multi-Housing Council and the Multifamily Council of the Urban Land Institute, and is a member of the Board of Governors of the National Association of Real Estate Investment Trusts.

     James D. Harper, Jr., 69, has been a Trustee of the Company since May 1993. Mr. Harper is the President of JDH Realty Co., a real estate development and investment company, and is the principal partner in AH Development, S.E., a special limited partnership formed to develop over 400 acres of land in Puerto Rico. He is a trustee of Equity Office Properties Trust (“EOP”), a public office building company.

     Gerald A. Spector, 56, has been a Trustee and Executive Vice President of the Company since March 1993 and Chief Operating Officer of the Company since February 1995.

     Michael N. Thompson, 54, has been a Trustee of the Company since October 19, 1998, the date of the merger of Merry Land & Investment Company, Inc. (“Merry Land”), a public multifamily property company, into the Company (the “Merry Land Merger”). Mr. Thompson has been President, Chief Operating Officer and a director of Merry Land Properties, Inc. (“MRYP”), a publicly traded diversified real estate company, since its formation as part of the Merry Land Merger. Mr. Thompson served as Executive Vice President and Chief Operating Officer of Merry Land from December 1996 until the Merry Land Merger, and as a Vice President of Merry Land from August 1992 until December 1996.

     Sheli Z. Rosenberg, 61, has been a Trustee of the Company since March 1993, and on December 6, 2002, was appointed Lead Trustee. Ms. Rosenberg has been Vice Chairman of Equity Group Investments, L.L.C. (“EGI LLC”), an investment company, from January 1, 2000 and Chief Executive Officer and President of EGI LLC from January 1, 1999 to January 1, 2000. From November 1994 until 1999, Ms. Rosenberg had been Chief Executive Officer, President and a director of EGI. Ms. Rosenberg had been a principal of the former law firm of Rosenberg & Liebentritt, P.C. from 1980 to 1997. Ms. Rosenberg is a trustee of EOP and is a director of Capital Trust, Inc. (“Capital Trust”), a specialized finance company, Manufactured Home Communities, Inc. (“MHC”), a public manufactured home community company, Ventas, CVS Corporation, a drugstore chain, Cendant Corporation, a provider of business and consumer services primarily within the real estate and travel sectors, and iDine Rewards Network Inc. (“iDine”), an administrator of loyalty-based consumer rewards programs.

Incumbent Trustees with Terms Currently Expiring in 2005

     John W. Alexander, 55, has been a Trustee of the Company since May 1993 and is the President of Mallard Creek Capital Partners, Inc., an investment company with interests in real estate, development entities and operating companies. He is also a partner of Meringoff Equities, a real estate investment and development company, and is a member of the International Council of Shopping Centers and the Urban Land Institute.

     Bruce W. Duncan, 51, has been President and a Trustee of the Company since March 2002 and was appointed Chief Executive Officer of the Company in January 2003. He was a private investor from April 2000 until joining the Company. Mr. Duncan served as Chairman, President and Chief Executive Officer of The Cadillac Fairview Corporation Limited, a real estate operating company, from December 1995 until its sale in March 2000. Mr. Duncan has been a director of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) since April 1999 and a trustee of the Starwood Hotels & Resorts, a real estate investment trust and a subsidiary of Starwood, since August 1995. Mr. Duncan has also been a member of the Partnership Committee of the Rubenstein Company, L.P., a real estate operating company focused on office properties in the Mid-Atlantic region, since February 2001. In addition, Mr. Duncan is on the Executive Committee of the National Multi-Housing Council, a member of the Urban Land Institute and a past trustee of the International Council of Shopping Centers.

     Boone A. Knox, 66, has been a Trustee of the Company since October 19, 1998, the date of the Merry Land Merger. Mr. Knox had been a director of MRYP from its formation as part of the Merry Land Merger through February 2001. Mr. Knox had been Chairman of the Board of Directors of Merry Land from December 1996 until the Merry Land Merger. Mr. Knox has served as Chairman of the Board of Directors of Regions Bank, Central Georgia since January 1997, and has been a director of Cousins Properties, Incorporated, a public retail and office building company, since 1969, and of The InterCept Group, Inc., a technology products and services provider to financial institutions, since February 1998.

     Samuel Zell, 61, has been Chairman of the Board of the Company since March 1993. Since January 1999, Mr. Zell has been Chairman of EGI LLC. For more than five years prior to 1999, Mr. Zell had been Chairman of the Board of EGI. He is also Chairman of the Board of EOP, MHC, Capital Trust, Anixter International Inc., a provider of integrated network and cabling systems, Angelo & Maxie’s, Inc., an owner and operator of restaurants, Danielson Holding Corporation, a holding company with separate subsidiaries in the insurance and marine transportation industries, and iDine.

Vote Required

     A plurality of the votes cast in person or by proxy at the meeting is required for the election of trustees. This means that either (i) the eleven nominees, in the event Proposal 2 is approved, or (ii) the three nominees, in the event Proposal 2 is not approved, who receive the most votes will be elected. An abstention will have no effect on the outcome of the election of trustees. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your common shares to approve the election of any substitute nominee proposed by the Board.

Board Recommendation

     In the event Proposal 2 receives shareholder approval, the Board recommends that you vote “FOR” each of the eleven nominees for a one-year term.

     In the event Proposal 2 does not receive shareholder approval, the Board recommends that you vote “FOR” each of the three nominees for a three-year term.

PROPOSAL 2

AMENDMENT TO COMPANY’S DECLARATION OF TRUST TO DECLASSIFY
THE BOARD OF TRUSTEES AND PROVIDE FOR THE ANNUAL ELECTION OF TRUSTEES

     The Board of Trustees proposes and unanimously recommends that shareholders approve an amendment (the “Amendment”) to the Company’s Declaration of Trust to declassify the Board and provide for the annual election of trustees. If the shareholders approve this proposal, the Company will take action to implement the declassification and file articles of amendment to the Declaration of Trust with the State Department of Assessments and Taxation of Maryland.

     Our Declaration of Trust currently provides that the Board is divided into three classes with each class to be nearly as equal in number as possible. Our Declaration of Trust also provides that the three classes of trustees have staggered terms, so that the terms of only one class expires at each annual meeting of shareholders and each class is elected to a three-year term. The proposed Amendment to our Declaration of Trust would declassify the Board and provide for the annual election of all trustees commencing with the 2003 Annual Meeting.

     If adopted, the Amendment would replace the second paragraph of Section 2.2 of the Declaration of Trust in its entirety with the following:

“At each annual meeting of Shareholders beginning at the annual meeting of shareholders in 2003, all Trustees shall be elected to hold office for a term of one year. Trustees may be re-elected any number of times. Each Trustee shall hold office until the election and qualification of his or her successor.”

Purpose of the Amendment

     The Board is submitting this proposal to the shareholders as part of its ongoing corporate governance initiatives and in keeping with its goal of ensuring that the Company’s corporate governance policies maximize management accountability to shareholders. The election of trustees is the primary means for shareholders to exercise influence over the Company and its policies. Your Board believes that classified boards are often viewed as having the effect of reducing the accountability of trustees to a company’s shareholders. A classified board limits the ability of shareholders to elect all trustees on an annual basis and may discourage proxy contests in which shareholders have an opportunity to vote for a competing slate of nominees. Moreover, unsolicited tender offers for shares are sometimes accompanied by proxy contests.

     Declassifying the Board could therefore make it more likely that a potential acquiror may offer the Company’s shareholders a control premium for their shares. However, if the proposal is approved, the entire Board could be removed in any single year, which could make it more difficult to discourage persons from engaging in proxy contests or otherwise seeking control of the Company on terms that the then-incumbent Board of Trustees does not believe are in the best interest of the Company’s shareholders. While classified boards are viewed by many companies as increasing the long-term stability and continuity of a board, the Company believes that long-term stability and continuity should result from the annual election of trustees, which provides shareholders with the opportunity to evaluate the trustees’ performance, both individually and collectively, on an annual basis.

Effect of the Amendment

     If the proposed Amendment is approved, the meeting will be recessed briefly so that articles of amendment may be filed with the State Department of Assessments and Taxation of Maryland. All of the trustees whose terms would not otherwise expire at the 2003 Annual Meeting have agreed to resign if the proposal is approved and stand for re-election at this Annual Meeting. Assuming the proposed Amendment is approved and the articles of amendment are accepted for record by the State Department of Assessments and Taxation of Maryland, the meeting will resume and the trustees will then be elected for a term of one year and until their successors are duly elected and qualified.

Vote Required

     The affirmative vote of holders of at least two-thirds of all the outstanding common shares is necessary to approve the proposed Amendment. For purposes of the vote on this proposal, abstentions and broker non-votes will have the same effect as votes against the proposal, although they will count toward the presence of a quorum.

Board Recommendation

     The Board unanimously recommends that you vote “FOR” the amendment to the Company’s Declaration of Trust to declassify the Board of Trustees of the Company and provide for the annual election of trustees.

PROPOSAL 3

AMENDMENT TO EMPLOYEE SHARE PURCHASE PLAN
TO INCREASE SHARES AUTHORIZED FOR ISSUANCE

     On December 6, 2002, the Board approved an amendment to the Company’s Amended and Restated 1996 Employee Share Purchase Plan (the “ESPP”) to increase the number of Company common shares available for purchase by employees and trustees from 2 million (after giving effect to the split of the Company’s common shares in October 2001) to 7 million. The ESPP was originally approved by shareholders in May 1996 and became effective on July 1, 1996. As of the date of this Proxy Statement, employees and trustees have purchased a total of 1,790,445 common shares under the ESPP, leaving 209,555 shares available for issuance, subject to the adjustment provisions set forth in the ESPP in the event of share dividends, splits, combinations of shares, recapitalizations, or other changes in the Company’s outstanding common shares.

     If this proposal is approved, the Company will have a total 5,209,555 shares remaining available for issuance under the ESPP, which represents approximately 1.7% of the Company’s fully-diluted outstanding shares as of December 31, 2002, which totaled 308,344,022 as of that date. The following is a description of the material features of the ESPP and the proposed amendment.

Purpose

     The purpose of the ESPP is to provide a convenient means by which employees and trustees may purchase shares through payroll deductions and voluntary cash investments. In addition, the Board believes that the ESPP provides a means to attract and retain employees and trustees while providing them with an incentive to exert maximum efforts for the success of the Company and to “think like an owner,” one of the Company’s guiding principles.

Administration

     The Compensation Committee of the Board is vested with authority to determine: (i) the fair market value of the shares in the unlikely event of the absence of market price quotations; (ii) those subsidiaries of the Company whose employees are eligible to participate in the ESPP; and (iii) any adjustments to the scheduled quarterly purchase periods under the ESPP. The Company acts as Plan Administrator and, as such, administers the operation of the ESPP, including the interpretation and application of ESPP provisions.

Purchase Periods

     Eligible employees and trustees may purchase shares on a quarterly basis, generally on the 15th day of each of February, May, August and November each year, subject to adjustment by the Compensation Committee, in its discretion. Each purchase period begins on the day immediately following the end of the preceding purchase period.

Eligibility and Participation

     Those employees who have been employed with the Company or a participating subsidiary for at least six months and continue in employment on the last day of an applicable purchase period are eligible to purchase shares. Trustees who are incumbent on the Board on the last day of an applicable purchase period are also eligible to purchase shares. In order to purchase shares, employees and trustees must timely submit enrollment (before the beginning of the first purchase period in which a purchase will occur) and election forms (as well as any voluntary cash investment) to the Plan Administrator. An eligible participant’s total ESPP purchases may not exceed $100,000 during any calendar year. Eligible employees may fund ESPP purchases by means of payroll deductions of at least $10 per pay period up to 100% of their available after tax cash compensation, subject to the $100,000 annual limit on investments. The payroll deductions for each employee are credited to a book account, do not bear interest and are held as part of the Company’s general assets pending the end of the purchase period.

Purchase Price

     The purchase price for shares issued under the ESPP is equal to 85% of the lesser of: (i) the last closing price of the Company’s common shares reported prior to the end of the applicable purchase period; or (ii) the greater of (x) the first closing price of the Company’s common shares reported after the beginning of the applicable purchase period, or (y) the average of all closing prices reported for the Company’s common shares during the purchase period. If closing prices are not available for the shares, the Compensation Committee may determine the fair market value of the shares for ESPP purposes, which will be substituted for the applicable closing price(s).

Withdrawal; Termination of Employment

     A participant may withdraw his or her participation at any time and may receive a return of funds credited to his or her account (without interest) if so requested not later than five days prior to the end of the applicable purchase period. Employees and trustees cease being eligible to participate in the ESPP immediately upon termination of employment or on their last day as a member of the Board.

Sale and Transfer Restrictions

     ESPP participants may not sell or transfer any shares purchased by means of their participation in the ESPP until the first anniversary of the purchase date, although participants may name a beneficiary or hold shares as joint tenants with right of survivorship with one other person of their choice. An exception is available to participants who desire to sell shares prior to the end of the one year holding period in the event of personal financial hardship demonstrated to the Plan Administrator’s satisfaction. The Company’s transfer agent holds the participants’ purchased shares in a book entry account until the participant requests (and is permitted) to withdraw shares from his or her account, whereupon all whole shares are transferred to the participant’s brokerage account or a certificate is issued to the participant and a cash payment is made in lieu of fractional shares.

Duration, Amendment and Termination

     The Board may suspend or terminate the ESPP at any time. In addition, the Board may amend the ESPP, provided that any such amendment must be approved by shareholders if required by law, NYSE rule or, if necessary, to retain the “exempt” status of trustee and executive officer purchasers, under SEC rules.

Federal Income Tax Consequences

     The following summary is intended only as a general guide to the United States federal income tax consequences under current law of ESPP participation and does not attempt to describe all possible tax consequences of such participation. Additional summary information concerning the federal income tax consequences of investment in the Company’s common shares generally is included in the Company’s Annual Report on Form 10-K as filed with the SEC.

     The ESPP is not intended to qualify for favorable federal income tax treatment under Section 423 of the Internal Revenue Code (the “Code”). Employee participants are taxed on elective payroll deductions set aside for share purchases as if such amounts were actually received. In addition, participants are subject to current tax and, in the case of employee participants, withholding on the market discount associated with their share purchases. The Company satisfies this withholding requirement from additional withholding from participant employees’ subsequent wages. The market discount subject to tax is then added to the actual purchase price paid for the shares under the ESPP to establish the participant’s “tax basis” in the purchased shares.

     When the shares are sold or disposed of, the difference between the proceeds received and the participant’s tax basis (as adjusted subsequent to the purchase date for any intervening events such as distributions treated as return of capital under the Code) will generally be treated as capital gain or loss under the Code. Any such capital gain or loss will be either short or long term, depending upon how long the participant has held the shares. The Company is entitled to a deduction for compensation expense in the amount of the market discount taxed to participants in connection with share purchases under the ESPP.

Vote Required

     The affirmative vote of a majority of all the votes cast at the meeting is required to approve the amendment to the ESPP. Abstentions and broker non-votes with respect to this matter will not be counted as votes cast and will have no effect on the result of the vote, although they will be counted for purposes of determining whether there is a quorum.

Board Recommendation

     The Board unanimously recommends that you vote “FOR” the proposal to approve the Amendment to the ESPP.

SHARE OWNERSHIP OF TRUSTEES AND MANAGEMENT

     The following table sets forth information as of March 1, 2003, concerning the beneficial ownership of the Company’s common shares by each trustee, its five most highly compensated executive officers at year end, and the trustees and all executive officers as a group.

Name	Number of Common Shares/OP Units(1)		Shares Upon Exercise of Options(2)	Total(1)	Percent of Common Shares(1)

Samuel Zell	6,723,344	(3)	1,929,209	8,652,553	3.12%
Douglas Crocker II	1,321,238	(4)	2,365,287	3,686,525	1.29%
Bruce W. Duncan	98,972	(5)	1,333	100,305	*
John W. Alexander	52,271		74,561	126,832	*
Stephen O. Evans	1,635,972	(6)	13,336	1,649,308	*
James D. Harper, Jr.	27,565		90,004	117,569	*
Boone A. Knox	3,238,360	(7)	30,002	3,268,362	1.20%
Edward Lowenthal	219,812	(8)	10,002	229,814	*
Jeffrey H. Lynford	97,936		20,002	117,938	*
Sheli Z. Rosenberg	277,349	(9)	317,486	594,835	*
Gerald A. Spector	748,876	(10)	866,148	1,615,024	*
Michael N. Thompson	211,854	(11)	30,002	241,856	*
B. Joseph White	23,167		68,002	91,169	*
David J. Neithercut	188,313	(12)	582,985	771,298	*
Frederick C. Tuomi	135,204		316,893	452,097	*
Trustees and Executive Officers as a Group (22 persons)	15,861,823	(13)	7,998,767	23,860,590	8.34%

* Less than 1%.

(1)	Calculated in accordance with applicable SEC rules. Certain of the common shares reflected in the table are restricted shares subject to vesting requirements.

(2)	Reflects common shares that may be acquired within 60 days after March 1, 2003 through the exercise of options.

(3)	Includes 4,863,502 OP Units. OP Units are exchangeable on a one-for-one basis into common shares. Also includes 60,000 common shares beneficially owned by the Zell Family Foundation. Mr. Zell disclaims beneficial ownership of 1,141,988 common shares (including the 60,000 common shares held by the Zell Family Foundation and assuming the exchange of 1,081,988 OP Units) because the economic benefits with respect to such common shares are attributable to other persons. EGIL Investments, Inc. has beneficial ownership of 1,074,512 OP Units. Under a shareholders’ agreement dated December 31, 1999, among certain Zell family trusts and certain Robert Lurie family trusts, the Zell trusts have the power to vote and to dispose of the common shares and OP Units beneficially owned by EGI Holdings, Inc. and the Lurie trusts have the power to vote and to dispose of the common shares and OP Units beneficially owned by EGIL Investments, Inc.

(4)	Includes 17,650 common shares beneficially owned by Mr. Crocker’s spouse, as to which Mr. Crocker disclaims beneficial ownership. Also includes 350,000 common shares beneficially owned by MWC 1993 Trust under trust agreement dated September 13, 2002 (“MWC”), as to which Mr. Crocker disclaims beneficial ownership. The trust was created for the benefit of Mr. Crocker’s children.

(5)	Includes 44,794 OP Units beneficially owned by The Bruce W. Duncan Revocable Trust, of which Mr. Duncan serves as the trustee.

(6)	Includes 100,000 common shares and 35,550 OP Units beneficially owned by The Evans Family Limited Liability Company, of which Mr. Evans serves as the manager. Also includes 10,600 common shares beneficially owned by The Evans Charitable Foundation, a not-for-profit corporation, of which Mr. Evans serves as Chairman. Also includes four OP Units beneficially owned by The Evans Family Revocable Trust, of which Mr. Evans serves as the trustee. As such, Mr. Evans may be deemed the beneficial owner of all the foregoing common shares and OP Units. Also includes 1,468,224 OP Units beneficially owned by limited partnerships (collectively, the “EW LPs”), of which Mr. Evans serves as a general partner and has a 50% ownership interest. As such, Mr. Evans may be deemed the beneficial owner of approximately 50% of the common shares and OP Units beneficially owned by the EW LPs. Mr. Evans disclaims beneficial ownership of the other 50% interest in such common shares and OP Units, which are beneficially owned by other persons.

(7)	Includes 2,347,898 common shares beneficially owned by Knox, Ltd., of which Mr. Knox is the general partner, and includes 6,774 common shares beneficially owned by BT Investments, of which Mr. Knox is the managing partner. Mr. Knox disclaims beneficial ownership of the common shares owned by Knox, Ltd. and BT Investments, except to the extent of his pecuniary interest in 230,232 common shares. Also includes 6,228 common shares beneficially owned by Mr. Knox’s spouse and 848 common shares beneficially owned by Mr. Knox, not individually, but as custodian for his niece and nephew, as to all of which Mr. Knox disclaims beneficial ownership. Also includes 359,678 common shares beneficially owned by the Knox Foundation, of which Mr. Knox is the trustee. Mr. Knox disclaims beneficial ownership of the common shares owned by the Knox Foundation. Also includes 335,892 common shares beneficially owned by Folkstone Limited Partnership (“FLP”), of which Mr. Knox is a general partner. Mr. Knox disclaims beneficial ownership of the common shares owned by FLP, except to the extent of his pecuniary interest therein.

(8)	Includes 49,904 common shares beneficially owned by Mr. Lowenthal’s spouse, as to which Mr. Lowenthal disclaims beneficial ownership. Also includes 9,800 common shares beneficially owned by The Lowenthal Family Foundation. Mr. Lowenthal is the Chairman of The Lowenthal Family Foundation and disclaims beneficial ownership of the common shares.

(9)	Includes 52,400 common shares beneficially owned by Ms. Rosenberg’s spouse, as to which Ms. Rosenberg disclaims beneficial ownership. Also includes 3,056 OP Units.

(10)	Includes 245,514 common shares beneficially owned by Mr. Spector’s spouse, and 5,941 common shares beneficially owned by Mr. Spector as custodian for his minor children, as to all of which Mr. Spector disclaims beneficial ownership. Also includes 2,276 OP Units.

(11)	Includes 173,290 common shares beneficially owned by Deep South Investments, Ltd., of which Mr. Thompson is general partner. Mr. Thompson disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein.

(12)	Includes 9,974 common shares beneficially owned by Benemi Partners, L.P., of which Mr. Neithercut is general partner.

(13)	This number does not include 4,400 Series C Preferred Shares held by one executive officer.

SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS

     This table sets forth information with respect to persons who are known to own more than 5% of the Company’s outstanding common shares as of December 31, 2002.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares

FMR Corp.(1)
82 Devonshire Street
Boston, MA 02109	22,175,281	8.18%

Pacific Financial Research, Inc.(2)
9601 Wilshire Boulevard, Suite 800
Beverly Hills, CA 90210	13,478,000	5.00%

Dodge & Cox (3)
One Sansome Street, 35th Floor
San Francisco, CA 94104	13,563,900	5.00%

(1)	FMR Corp.’s Schedule 13G filed with the SEC on February 14, 2003, states that as of December 31, 2002, it has sole power to vote 1,269,547 common shares and has the sole power to dispose of 22,175,281 common shares. Of these shares, Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is reported as the beneficial owner of 20,799,934 common shares (or 7.676%) as a result of its acting as an investment advisor to various Fidelity funds, and Edward C. Johnson 3d, FMR Corp.’s Chairman, and FMR Corp., through its control of Fidelity Management & Research Company, each is reported as having sole power to dispose of the 20,799,934 shares owned by the Fidelity funds, but no power to vote the shares. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 1,373,273 common shares (or 0.507%) as a result of its serving as investment manager of certain institutional accounts. Mr. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole power to dispose of 1,373,272 of these shares and sole power to vote 1,266,773 of such shares. Mr. Johnson 3d owns 12% of the outstanding voting stock of FMR Corp. and Abigail P. Johnson, a director, owns 24.5% of the outstanding voting stock of FMR Corp.

(2)	Pacific Financial Research’s Schedule 13G filed on February 14, 2003, states that as of December 31, 2002, it has sole power to vote 12,732,600 common shares and has the sole power to dispose of 13,478,000 common shares.

(3)	Dodge & Cox’s Schedule 13G filed on February 13, 2003, states that as of December 31, 2002, it has sole power to vote 12,550,900 common shares, has shared power to vote 266,000 common shares and has the sole power to dispose of 13,563,900 common shares.

EXECUTIVE COMPENSATION

     The following tables show the compensation for Douglas Crocker II, the Chief Executive Officer as of December 31, 2002, Bruce W. Duncan, the President as of December 31, 2002 (and the Chief Executive Officer as of January 1, 2003) and the other three most highly compensated executive officers of Equity Residential.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary(1)		Cash Bonus(1)		Restricted Share Awards(3)	Number of Options Granted(4)	Long-Term Incentive Payouts(5)	All Other Compensation(6)

Douglas Crocker II	2002	$800,000		$1,500,000		$5,684,285	492,353	$2,037,960	$10,200
Chief Executive Officer	2001	800,000		1,100,000		3,946,334	730,794	1,179,644	11,900
	2000	700,000		1,500,000		1,699,997	330,474	0	9,600

Bruce W. Duncan	2002	$388,309	(2)	$550,000	(2)	$262,907	45,361	$0	$0
President	2001	—		—		—	—	—	—
	2000	—		—		—	—	—	—

Gerald A. Spector	2002	$550,000		$200,000		$1,960,974	170,444	$1,022,040	$10,200
Executive Vice President &	2001	550,000		500,000		1,594,588	364,742	716,199	11,900
Chief Operating Officer	2000	445,000		559,231		699,991	176,172	0	9,600

David J. Neithercut	2002	$350,000		$300,000		$869,007	79,965	$428,400	$20,200
Executive Vice President &	2001	350,000		375,000		674,299	132,704	429,740	65,900
Chief Financial Officer	2000	300,000		450,000		274,992	65,282	0	63,108

Frederick C. Tuomi	2002	$350,000		$250,000		$668,542	54,687	$367,200	$20,200
Executive Vice President &	2001	350,000		325,000		664,377	147,536	480,271	65,900
President — Western	2000	300,000		400,000		239,986	56,974	0	66,384
Division

(1)	Includes any compensation deferred under the Company’s deferred compensation plan. Cash bonuses are reported in the year earned, even if paid in a subsequent year.

(2)	Mr. Duncan’s salary of $388,309 represents time worked from April 8, 2002, his first day of employment, through December 31, 2002. His annualized base salary for 2002 was $550,000. Mr. Duncan voluntarily reduced his contractually guaranteed bonus from $750,000 to $550,000.

(3)	The dollar amount shown equals the number of restricted shares granted in each year, multiplied by the fair market value of the common shares on the grant date. These shares vest upon completion of three years of continuous employment following the grant date, with the exception of restricted shares issued in connection with the termination of the 1998 performance share grants, which vest in equal installments over three years. The valuations do not take into account the diminution in value attributable to the restrictions applicable to the common shares. Distributions are paid on restricted shares at the same rate as on unrestricted common shares. The total number of restricted common shares awarded to each named executive officer for 2002, 2001 and 2000, respectively, were: Mr. Crocker — 207,278, 149,326 and 80,712; Mr. Duncan — 9,072, 0 and 0; Mr. Spector — 71,663, 60,262 and 33,234; Mr. Neithercut — 31,743, 25,626 and 13,056; and Mr. Tuomi — 24,438, 25,252 and 11,394.

The number and value ($24.58 per share) of the restricted share holdings of each executive officer listed above at December 31, 2002 were as follows:

Name	Number of Restricted Common Shares	Value at December 31, 2002

Douglas Crocker II	406,986	$10,003,716
Bruce W. Duncan	9,072	222,990
Gerald A. Spector	149,185	3,666,967
David J. Neithercut	62,675	1,540,552
Frederick C. Tuomi	52,676	1,294,776

(4)	Shares underlying options are reported in the year granted.

(5)	The dollar amount shown reflects the fair market value of vested shares, valued at $27.20 each as of the date of issuance in January 2002 under the 1999 performance share grants. Each executive earned 225% (of a maximum 225%) of the target number of shares based on the Company’s financial performance during the 1999 — 2001 performance period. Fifty percent of the shares issued vested upon issuance with the balance issued as restricted shares vesting equally in January 2003 and January 2004. These restricted shares are reflected in the Restricted Share Awards column. The total number of vested shares awarded to each named executive was: Mr. Crocker — 74,925; Mr. Duncan — 0; Mr. Spector — 37,575; Mr. Neithercut — 15,750; and Mr. Tuomi — 13,500.

(6)	Principally includes employer matching and profit-sharing contributions to the Company’s 401(k) Plan. This column also reflects the dollar value of premiums paid for the purchase of split-dollar life insurance policies for the following executives: Mr. Neithercut: 2002 — $10,000, 2001 — $54,000 and 2000 — $53,508;and Mr. Tuomi: 2002 — $10,000, 2001 — $54,000 and 2000 — $56,784. While the executive is the owner of such policy, upon the executive’s death, the Company will receive from the death benefits all premiums paid by it on the executive’s behalf, plus 10% interest per annum on such premium payments for up to the first 10 years of such payments (collectively, “Company Premiums”), and the executive’s beneficiary will receive the balance of the death benefits. In addition, the executive is entitled to 50% of the cash surrender value of the policy at age 62, and 50% at age 65. Upon termination of employment prior to age 62, the executive must borrow against the policy or partially surrender the policy in an amount sufficient to repay the Company Premiums to the Company.

OPTION GRANTS IN 2002

Name	Number of Options Granted (1)	% of Total Options Granted to Employees	Exercise Price Per Share	Expiration Date	Grant Date Present Value(2)

Douglas Crocker II	482,353	25.44%	$27.20	1/18/12	$1,312,000
	10,000	0.53%	27.20	1/18/12	27,200
Bruce W. Duncan	41,361	2.18%	28.98	3/14/12	119,947
	4,000	0.21%	28.98	3/14/12	2,900
Gerald A. Spector	165,444	8.73%	27.20	1/18/12	450,008
	5,000	0.26%	27.20	1/18/12	13,600
David J. Neithercut	79,965	4.22%	27.20	1/18/12	217,505

Frederick C. Tuomi	54,687	2.88%	27.20	1/18/12	148,749

(1)	All options are granted at the fair market value of the common shares at the grant date. Options granted have a term of not more than ten years from the grant date and vest in equal installments over three years, except for the 10,000, 4,000 and 5,000 options granted to the respective trustees, which vest in three equal installments six months, twelve months and twenty-four months from the grant date.

(2)	The estimated present value at grant date of option grants in 2002 has been calculated using the Black-Scholes option pricing model based on the following assumptions: an estimated time until exercise of 7 years, a volatility of 20.8%, a risk-free interest rate of 4.55% and a dividend yield of 6.46%. The real value of these options depends on the actual performance of the Company’s common shares during the applicable period and upon when options are exercised. No gain to the optionee is possible without an increase in common share price, which would benefit all shareholders as well.

OPTION EXERCISES IN 2002
AND YEAR-END OPTION VALUES

	Number of Shares Acquired Upon Exercise	Value Realized Upon Exercise(1)	Number of Unexercised Options at Dec. 31, 2002		Value of Unexercised Options at Dec. 31, 2002(2)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Douglas Crocker II	463,334	$4,020,288	1,295,581	1,079,706	$3,768,445	$375,757
Bruce W. Duncan	0	n/a	1,333	44,028	0	0
Gerald A. Spector	56,667	504,909	702,362	463,996	1,471,084	194,838
David J. Neithercut	0	n/a	512,001	190,196	2,394,933	76,544
Frederick C. Tuomi	0	n/a	252,160	172,037	482,119	66,804

(1)	Represents the market value of a common share on the exercise date less the exercise price of the option.

(2)	Represents the market value of a common share at December 31, 2002 ($24.58) less the exercise price of in-the-money options.

LONG-TERM INCENTIVE PLAN AWARDS

     The table set forth below identifies the target number of performance units awarded in 2002 and January 2003 for services rendered during 2002. The executive officers have the opportunity to earn in common shares an amount as little as 0% to as much as 225% of the target number of performance units. The owners of performance units have no right to vote, receive dividends or transfer the units until common shares are issued in exchange for the units. The number of common shares the executive actually receives on the third anniversary of the grant date will depend on the excess, if any, by which the Company’s Average Annual Return (i.e., the average of the common share dividends declared during each year as a percentage of the common share price as of the first business day of January 2003 ($25.06), and for a portion of Mr. Duncan’s awards, the first business day of January 2002 ($28.75), and the average percentage increase in funds from operations (“FFO”) for each calendar year on a per share basis over the prior year) for the three performance years exceeds the average of the 10-year Treasury Note interest rate as of the first business day in January of each performance year (the “T-Note Rate”).

If the Company’s Average Annual Return exceeds the T-Note Rate by:	less than							greater than
	0.99%	1–1.99%	2%	3%	4%	5%	6%	7%

Then the executive will receive common shares equal to the target number of units times the following %:
	0%	50%	100%	115%	135%	165%	190%	225%

     Fifty percent of the common shares to which an executive may be entitled under the performance share grants will vest, subject to the executive’s continued employment with the Company, on the third anniversary of the award (which will be the date the common shares are issued); twenty-five percent will vest on the fourth anniversary and the remaining twenty-five percent will vest on the fifth anniversary. The common shares will also fully vest upon the executive’s death, retirement at or after age 62, disability or upon a change in control of the Company.

LONG-TERM INCENTIVE PLAN AWARDS IN 2002

Name	Number of Target Units	Performance Period
Douglas Crocker II	0	n/a
Bruce W. Duncan	4,595	1-01-2002 — 12-31-2004
	6,985	1-01-2003 — 12-31-2005
Gerald A. Spector	13,163	1-01-2003 — 12-31-2005
David J. Neithercut	6,476	1-01-2003 — 12-31-2005
Frederick C. Tuomi	5,096	1-01-2003 — 12-31-2005

      Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report on Executive Compensation and the Audit Committee Report presented below as well as the Performance Graph following such reports shall not be incorporated by reference into any such future filings.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board consists of the independent trustees of the Company listed below. The Committee operates under a written charter adopted by the Board on March 13, 2003. The Committee’s functions include the review and approval of the Company’s executive compensation structure and overall benefits program. The purpose of the Company’s executive compensation program is to establish and maintain a performance and achievement oriented environment so that the interests of its executives are aligned with the interests of the Company’s shareholders.

     The Committee believes that the Company’s overall executive compensation is competitive with the real estate industry, including public real estate companies. The Committee further notes that third-party analysts have consistently pointed to the strength of the Company’s management team as a reason for their positive view of the Company and its future prospects. There are four major components of the Company’s executive compensation program: short-term incentives of base salary and bonus; and long-term incentives of performance shares and restricted share and option awards. In addition, the Company has established share ownership guidelines for its senior officers. Each of these components is further discussed below.

     Base Salary. The Company’s overall salary structure is reviewed annually, using executive compensation surveys of the real estate industry in general and public real estate companies in particular, to ensure that it remains competitive. Positions are classified within the salary structure on the basis of assigned responsibilities and on an evaluation of the latest survey information available, as to appropriate compensation levels. Individual base salaries are reviewed at least annually. Salary increases are granted based on each executive’s performance as well as such executive’s position in the applicable salary range.

     Bonus. Annual cash bonuses are awarded based on the executive’s achievement of Company and individual performance goals and objectives. The Company’s overall bonus structure is also reviewed annually, taking into account data and general trends in the real estate industry and public real estate companies in particular.

     Performance Shares. The grant of performance shares is designed to focus the Company’s executive officers eligible under this plan on achieving a high level of financial performance (i.e., common share dividends and FFO growth), and to encourage them to continue their employment with the Company. Awards are made to executive officers on an annual basis by setting a target number of common shares for each executive. The executive will be eligible to receive from 0% to 225% of the target number of common shares, based on the Company’s Average Annual Return (as described above) during the three-year period following the award. The number of common shares an executive will receive will be fixed and determined and then issued (subject to the five-year vesting formula previously discussed under “Long-Term Incentive Plan Awards”) to the executive beginning on the third anniversary of the grant of the award. It is anticipated that awards will be made on an annual basis so that by the fifth year of his or her participation in the plan, each executive may have vested and unvested rights in each of the previous five awards.

     Restricted Share and Option Awards. The Committee recognizes that the interests of shareholders are also served by giving key employees the opportunity to participate in the appreciation of the Company’s common shares through the granting of options and/or share awards. The Committee believes that over an extended period of time, share performance will, to a meaningful extent, reflect executive performance and that such arrangements further reinforce management goals and incentives to achieve shareholder objectives by aligning the interests of the Company’s key personnel with the interests of the Company and its shareholders. The options vest over a period of three years of continuous employment at a rate of one-third of such grant each year, thereby encouraging the retention of key employees who receive awards. The restricted shares vest in full upon completion of three years of continuous employment from the date of grant. The number of restricted shares or options awarded each executive was determined utilizing the executive compensation surveys mentioned above and an assessment of the executive officer’s achieved performance goals and objectives.

     Share Ownership Guidelines for Senior Officers. In keeping with its belief that tying the financial interests of senior officers of the Company to those of the shareholders will result in enhanced shareholder value, in March 2003, the Board established ownership guidelines for the senior officers of the Company. These guidelines provide that within three years the following officers should own shares equal to the following respective multiple of their annual base salary:

•	Chief Executive Officer — 5x
•	Chief Operating Officer — 4x
•	Corporate Executive Vice Presidents — 3x
•	Divisional Executive Vice Presidents — 2x
•	Senior Vice Presidents — 1x

     Pay-for Performance. An important part of the Company’s commitment to a results-oriented culture is recognizing and rewarding our executives and employees based on their contributions to our success. In 2002, the Company introduced Equity Pay-for-Performance, a performance management program linking incentive compensation to both individual and Company results for corporate and property-level managers. The program rates each participant’s achievement against financial objectives, and also non-financial objectives that support our people and customer service programs. In addition to aligning incentive pay with performance, the program is designed to make the Company’s performance expectations clear to employees and to measure and reward performance consistently across organizational lines. The performance data generated by the program also forms the basis for decisions that drive the Company’s career development and succession planning programs.

     In light of the Company’s reduced earnings in 2002, the Company’s executive compensation for 2002 was substantially reduced. The total 2002 compensation for the Company’s executive officers (other than Mr. Duncan who was not with the Company in 2001 and Mr. Crocker whose 2002 compensation was fixed by contract, as discussed below) was 14% less than in 2001, with 2002 bonuses being reduced by 23%. Mr. Duncan also voluntarily reduced his contractually guaranteed 2002 bonus from $750,000 to $550,000. A general salary freeze for the Company’s officers was also in effect for 2002 and continues into 2003.

     For similar reasons, the trustees voluntarily agreed to reduce their base annual trustee compensation by approximately ten percent during 2003. Accordingly, each trustee’s annual fee for 2003 will be reduced from $45,000 to $40,000 and the annual long-term incentive grant of $50,000 will be reduced to $45,000. As of January 1, 2003, the Company’s Chairman, Mr. Zell, and the employee trustees no longer receive any such annual trustee’s fee and/or long-term incentive grant for their service on the Board.

     Chief Executive Officer’s Compensation. The Committee believes that the salary, bonus, restricted share awards and option grants of Mr. Crocker, the Chief Executive Officer of the Company through December 31, 2002, are fair and competitive. During Mr. Crocker’s tenure as Chief Executive Officer from 1993 to 2002, the Company has become the largest owner and operator of multifamily properties, has the largest market capitalization of all public multifamily property companies, as well as one of the largest market capitalizations of all public real estate companies, and was added to the Standard and Poor’s (“S&P”) 500 Index.

     In early 2002, Mr. Crocker announced his intention to retire as of January 1, 2003. Upon the hiring of Mr. Crocker’s successor, Mr. Duncan, as President in March 2002, the Committee entered into a Compensation Agreement with Mr. Crocker for services to be rendered during 2002. This agreement is summarized in “Employment Contracts and Change in Control Agreements”. The agreement provided for fixed amounts of cash bonus and long-term incentive awards for Mr. Crocker’s services during 2002. Mr. Crocker also received an option grant in January 2002, priced at the fair market value of the Company’s common shares as of the grant date, in a maximum number of 450,000 options.

     The exact number of options, ranging from zero to 450,000, was to be determined by the Board in its sole discretion following Mr. Crocker’s retirement as Chief Executive Officer. In February 2003, the Board granted Mr. Crocker 225,000 options (of the maximum 450,000), which vested in full upon the Board’s determination. In recommending the less than maximum amount, the Committee recognized that the Company’s financial results were impacted during 2002 by a number of external factors, including general economic weakness and low interest rates that encouraged substantial increases in home ownership.

Respectfully submitted,

Sheli Z. Rosenberg, Chair
John W. Alexander
James D. Harper, Jr.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2002 with respect to the Company’s common shares that may be issued under existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)(2)	(b)(2)	(c)(3)
Equity compensation plans approved by shareholders (1) (4)	12,811,218	$23.63	24,607,367

Equity compensation plans not approved by shareholders	n/a	n/a	n/a

(1)	Amounts shown in the above table include 9,722 shares (with a weighted average exercise price of $20.53) reserved for issuance upon exercise of outstanding options assumed by the Company as a result of the Merry Land Merger and 65,243 shares (with a weighted average exercise price of $19.39) reserved for issuance upon exercise of options assumed by the Company as a result of the Lexford Merger.

(2)	The amounts shown in columns (a) and (b) of the above table do not include 1,635,707 outstanding common shares (all of which are restricted and subject to vesting requirements) that were granted under the Company’s Fifth Amended and Restated 1993 Share Option and Share Award Plan (the “1993 Plan”) and 1,664,173 outstanding common shares that have been purchased by employees and trustees under the ESPP.

(3)	The amount shown in column (c) of the above table includes the following:

•	up to 1,145,712 common shares that may be granted under the 1993 Plan, of which only 25% may be in the form of restricted shares;
•	up to 23,125,828 common shares that may be granted under the Company’s 2002 Share Incentive Plan (the “2002 Plan”), of which only 25% may be in the form of restricted shares; and
•	up to 335,827 common shares that may be sold to employees and trustees under the ESPP, 126,272 of which were sold on the ESPP’s February 28, 2003 purchase date.

(4)	The 2002 Plan provides that the number of securities available for issuance (inclusive of restricted shares previously granted and outstanding and shares underlying outstanding options) equals 7.5% of the Company’s outstanding common shares, calculated on a fully diluted basis, determined annually on the first day of each calendar year. On January 1, 2003, this amount equaled 23,125,828. There were no options or restricted shares yet granted under the 2002 Plan as of December 31, 2002.

AUDIT COMMITTEE REPORT

     The Audit Committee is comprised of five members, each of whom meets the independence requirements of the listing standards of the NYSE. No member of the Audit Committee is a current or former officer or employee of the Company and no member serves on more than two other public company audit committees. The Audit Committee operates under a written charter adopted by the Board, which was last amended on March 13, 2003. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the Audit Committee Charter is included in this Proxy Statement as Appendix A.

     As described more fully in its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In performing its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2002, with the Company’s independent auditors and with the Company’s appropriate financial management personnel and internal auditors.

     The Audit Committee also discussed and reviewed with the Company’s independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

     The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also determined that the provision of non-audit services by the Company’s independent auditors is compatible with maintaining the auditors’ independence.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Trustees that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the SEC.

Respectfully submitted,

B. Joseph White, Chair
John W. Alexander
James D. Harper, Jr.
Boone A. Knox
Sheli Z. Rosenberg

Disclosure of Auditor Fees

     The following is a description of the fees billed to the Company by the Company’s principal accounting firm, Ernst & Young LLP (“Ernst & Young”), during the year ended December 31, 2002.

Audit Fees

     Audit fees paid by the Company to Ernst & Young totaled $778,750 for the year ended December 31, 2002. These fees included $650,000 for the review and audit of the Company’s annual financial statements and the review of the Company’s interim financial statements included in the Company’s Quarterly Reports on Form 10-Q during such year, and $128,750 for site visits for main audit internal control testing and comfort and consent letters related to SEC registration statements.

Financial Information Systems and Design Implementation Fees

     Ernst & Young did not provide such services to the Company during the year ended December 31, 2002.

All Other Fees

     Aggregate fees paid by the Company to Ernst & Young for all other services rendered during the year ended December 31, 2002 totaled $707,926. These other fees included audit-related services of $225,000, tax compliance and tax planning services of $464,622 and other fees of $18,304. Audit-related services included stand-alone property and portfolio audits required for loan or venture compliance and employee benefit plan audits.

PERFORMANCE GRAPH

     Set forth below is a graph that compares the cumulative total returns of the Company, the S&P 500 Index and the index of equity REITs prepared by NAREIT for the last five calendar years. The performance graph assumes an investment of $100 in each of the Company and the two indexes on December 31, 1997, and the reinvestment of all dividends. The NAREIT equity index includes all tax-qualified equity REITs listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market.

CUMULATIVE TOTAL SHAREHOLDER RETURN

	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02
EQR	100	85	96	134	147	134
S&P 500	100	129	156	141	125	97
NAREIT	100	82	79	99	113	118

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     Employment Contracts. The Company entered into a Compensation Agreement with Mr. Crocker in April 2002 relating to services to be provided by Mr. Crocker for the 2002 calendar year and for certain post-retirement obligations of the Company. Mr. Crocker received an annual salary during 2002 of $800,000 and a fixed cash bonus, payable in early 2003, of $1,500,000. Mr. Crocker also received an option grant in January 2002, priced at the fair market value of the Company’s common shares as of the grant date, in a maximum number of 450,000 options. The exact number of options, ranging from zero to 450,000, was to be determined by the Board in its sole discretion following Mr. Crocker’s retirement as Chief Executive Officer. In February 2003, the Board granted Mr. Crocker 225,000 options (of the maximum 450,000), which vested in full upon the Board’s determination.

     Mr. Crocker also received in February 2003, for services rendered in 2002, an option award in the fixed dollar amount of $1,400,000 and a restricted share award in the fixed dollar amount of $3,600,000. The grant of 736,842 options was determined by dividing $1,400,000 by the fair market value of each option using the same valuation criteria utilized by the Company’s Compensation Committee in its annual employee option grants made as of the same date. The options are granted at the fair market value of the Company’s common shares at the date of grant, are granted for a period of ten years and vested immediately upon grant due to Mr. Crocker’s retirement as Chief Executive Officer as of January 1, 2003. The grant of 152,867 restricted shares was determined by dividing $3,600,000 by the closing price of the common shares of the Company on the grant date ($23.55). The restricted shares also vested in full on the grant date.

     The Company will also provide Mr. Crocker with appropriate office space and office support services, together with reimbursement of certain industry organization dues and related travel expenses, for the two-year period following Mr. Crocker’s retirement as Chief Executive Officer of the Company.

     Mr. Duncan was appointed President and a Trustee of the Company effective as of March 14, 2002. Under the terms of the employment letter entered into by the Company and Mr. Duncan in March 2002 (and amended February 2003), he is entitled to an annual salary in 2002 of $550,000 and a 2002 cash bonus of $750,000, which Mr. Duncan voluntarily decreased to $550,000. Mr. Duncan also received the following long term compensation awards for services rendered during 2002: 41,361 options, 8,272 restricted shares and 4,595 performance share units as of March 14, 2002; and 168,820 options, 35,644 restricted shares and 6,985 performance share units as of February 7, 2003. These long-term compensation awards vest on the same terms as described in the Executive Compensation section.

     The Company and Mr. Duncan also entered into an Employment Agreement in January 2003 reflecting Mr. Duncan’s appointment as President and Chief Executive Officer as of January 1, 2003. The term of the agreement is four years from January 1, 2003 until December 31, 2006, with annual one-year extensions thereafter unless terminated by either party upon 90 days notice. Mr. Duncan’s base annual salary is $750,000, subject to periodic increases in the Board’s discretion. His target cash bonus is 144% of base salary, or $1,080,000. His target long-term incentive annual grant of options, restricted shares and performance shares is 246% of annual cash compensation, or $4,500,000. The “target” criteria for achievement of Mr. Duncan’s bonus and long-term incentive awards will be determined using the same criteria utilized by the Compensation Committee for achievement of target bonuses and long-term incentive awards for the Company’s other senior executives.

     Mr. Duncan’s employment agreement provides that upon his termination of employment for any reason (other than having left the Company voluntarily without good reason or as a result of termination for cause or a Change in Control (as defined below)), he would receive the following benefits:

•	All his options, restricted shares and performance share units would vest in full, with the performance share units vesting at the greater of the 100% level or the performance level achieved through the date of termination. He would have the balance of the 10-year option period to exercise any vested options.

•	He would receive a severance payment equal to two and one-half times his current annual salary and two and one-half times the average of the prior two years’ cash bonuses (or two and one-half times the current year’s target bonus if termination occurs prior to the payment of both the 2003 and 2004 calendar year bonuses), unless his employment is terminated due to his death or disability, in which case he would receive only the proceeds payable under the Company’s standard employee life insurance and disability programs.

•	He would receive a prorated cash bonus (based on the number of days in the calendar year worked) equal to the prior year’s bonus, as well as any accrued unpaid base salary, accrued unreimbursed expenses and benefits, and his accrued unpaid bonus, if any, for the prior year.

     Upon Mr. Duncan’s continuous employment with the Company through December 31, 2006, he will be deemed to have sufficient years of service for retiree eligibility under all Company incentive and benefit plans, (specifically excluding Mr. Duncan’s Deferred Compensation Agreement and his Retirement Benefits Agreement, which will remain in effect thereafter in accordance with their terms), including continued exercisability of share options at the most senior tier upon a termination of employment, but not less than the lesser of five years or the remaining term of the grant. Mr. Duncan also receives five weeks of vacation and a Company paid non-golf club membership and may maintain two additional for-profit directorships. The Company also has agreed to renominate Mr. Duncan for reelection to its Board as long as he is the Chief Executive Officer of the Company. In accordance with the Company’s policy, Mr. Duncan has agreed to submit his resignation as trustee upon the termination of his employment with the Company for any reason.

     The Company entered into a Compensation Agreement with Mr. Zell in October 2001 (as amended in March 2003) for services provided by Mr. Zell as Chairman of the Board for the calendar years 2001, 2002 and 2003, which entitles Mr. Zell to an annual long-term incentive grant of $3,250,000 of options and restricted shares. Mr. Zell is also responsible for his own business related expenses. The first award under this agreement was made in January 2002 for services rendered during 2001 and consisted of an option award in the dollar amount of $1,625,000 and a restricted share award in the dollar amount of $1,625,000. Subject to Mr. Zell’s continuing service as the Company’s Chairman, effective as of the February 2003 grant, his annual long-term incentive grant of $3,250,000 shall be allocated between options and restricted shares in the same ratio as approved by the Board for the annual long-term incentive grants to the Company’s executive officers, utilizing the same valuation criteria described below. For the February 2003 grant, the $3,250,000 was allocated 25% to options and 75% to restricted shares.

     The number of options granted is determined by dividing the dollar amount allocated to options by the fair market value of each option using the same valuation criteria utilized by the Company’s Compensation Committee in its annual employee option grants made as of the same date. The options are granted at the fair market value of the Company’s common shares at the date of grant, are granted for a period of ten years and vest over a period of three years at a rate of one third of such grant each year. The number of restricted shares granted is determined by dividing the dollar amount allocated to restricted shares by the closing price of common shares of the Company on the grant date. The restricted shares vest in full on the third anniversary of the grant date. Distributions are paid on these restricted shares at the same rate as on unrestricted common shares.

     The Company also entered into a Retirement Benefits Agreement with Mr. Zell in October 2001. The Retirement Benefits Agreement provides Mr. Zell with a cash retirements benefit after the termination of his service as Chairman of the Board. If Mr. Zell’s employment as Chairman is terminated for any reason, other than by the Company for cause, or by Mr. Zell without good reason prior to age 62, he (or his estate in the event of his death) will be entitled to an annual retirement benefit of $500,000 (as increased by a CPI index from January 2002 through the termination date) over a ten year period commencing on the termination date. Should Mr. Zell be terminated for cause, or should he choose to resign voluntarily as Chairman without good reason prior to age 62, he would not be entitled to any such retirement benefit.

     Deferred Compensation Agreements. The Company has entered into Deferred Compensation Agreements with Messrs. Crocker, Duncan and Spector. Mr. Crocker’s Deferred Compensation Agreement, entered into in 1996, as most recently amended in January 2002, provides Mr. Crocker with a salary benefit after the termination of his employment with the Company. Effective as of Mr. Crocker’s retirement as Chief Executive Officer as of January 1, 2003, Mr. Crocker (or his estate in the event of his death) is entitled to annual deferred compensation in an amount equal to $812,640, payable in bi-weekly installments, for a ten year period commencing on January 1, 2003.

     Mr. Duncan’s Deferred Compensation Agreement, entered into in January 2003, provides Mr. Duncan with a salary benefit after the termination of his employment with the Company. If Mr. Duncan’s employment is terminated by the Company without cause, Mr. Duncan resigns for good reason, or Mr. Duncan resigns for any reason on or after December 31, 2006, he would be entitled to annual deferred compensation for a ten-year period commencing on the termination date (or age 62 if Mr. Duncan resigns without good reason between December 31, 2006 and December 31, 2011) in an amount equal to $750,000 (increased by a CPI Index from January 2003 through the termination date), multiplied by a percentage equal to 10% for each year Mr. Duncan was employed by the Company since March 15, 2002, but not to exceed 100%. In the event Mr. Duncan’s employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to a similar amount except that the annual percentage would be 15%, not 10%. Should Mr. Duncan be terminated for cause or should he choose to leave voluntarily, without good reason, prior to December 31, 2006, he would not be entitled to any deferred compensation.

     Mr. Spector’s Deferred Compensation Agreement, entered into in 1996, as most recently amended in January 2002, provides Mr. Spector with a salary benefit after the termination of his employment with the Company. If Mr. Spector’s employment is terminated by the Company without cause, Mr. Spector resigns for good reason, or Mr. Spector resigns for any reason on or after January 1, 2009, he would be entitled to annual deferred compensation for a ten-year period commencing on the termination date in an amount equal to $550,000 (increased by a CPI Index from January 2002 through the termination date), multiplied by a percentage equal to 6.67% for each year Mr. Spector was employed by the Company since December 31, 1993, but not to exceed 100%. In the event Mr. Spector’s employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to a similar amount except that the annual percentage would be 10%, not 6.67%. Should Mr. Spector be terminated for cause or should he choose to leave voluntarily, without good reason, prior to January 1, 2009, he would not be entitled to any deferred compensation.

     Share Distributions Agreement. In January 1996, Mr. Crocker was issued options to purchase 200,000 common shares, which options vested over a three-year period and are effective for ten years. The Company entered into a Share Distributions Agreement with Mr. Crocker with respect to such options in 1996. Pursuant to the terms of this agreement, upon the exercise of any of these options, Mr. Crocker is entitled to a cash payment in an amount equal to the total amount of common share distributions that would have been paid upon the exercise of such common shares had he owned them for the period from January 18, 1996 until the date of the exercise of the options. This agreement is not affected by Mr. Crocker’s death or termination of employment with the Company.

     Consulting Agreements. In connection with the Wellsford Merger, Messrs. Lynford and Lowenthal each executed a consulting agreement with the Operating Partnership. Each consulting agreement had a term of five years from May 30, 1997, the closing date of the Wellsford Merger, and expired on May 30, 2002. Pursuant to the consulting agreements, each of Messrs. Lynford and Lowenthal served as a senior management consultant to the Operating Partnership and received compensation at the rate of $200,000 per year plus reimbursement for reasonable out-of-pocket expenses. During 2002, Messrs. Lynford and Lowenthal each received a final prorated payment of $83,333.

     Change in Control Agreements. The Company has Change in Control/Severance Agreements (the “Agreements”) with the persons named in the Summary Compensation Table and other key employees of the Company that become effective upon either a “Change in Control” or termination of employment within three years following the hiring of a new Chief Executive Officer. A Change in Control will generally be deemed to have occurred upon a third party’s acquisition of 30% or more of the Company’s common shares, whether through purchase, merger or consolidation or a sale of all or substantially all of the assets of the Company. In the event that an employee is dismissed without Cause or resigns for Good Reason (as such terms are defined in the Agreements) during the three-year period following either the effective date of the Change in Control or, for all executives other than the Chief Executive Officer, the hiring of a new Chief Executive Officer, he or she will be entitled to all accrued but unpaid compensation and benefits in a lump sum cash payment consisting of the employee’s base salary through the date of termination, and a severance payment equal to a multiple (ranging from 3.0 for the CEO to 2.0 for other executive officers) of the employee’s annual base salary plus the average of the employee’s annual bonus for the last three fiscal years. The employee is also entitled to continued employee welfare benefits for the remainder of the applicable time period. Several of the Company’s employment benefit plans also provide for enhanced employee benefits upon a “Change in Control” of the Company. In general, upon a Change in Control, all options, restricted shares and performance shares immediately vest.

     Retirement Benefits Agreements. The Company has entered into Executive Retirement Benefits Agreements with the persons named in the Summary Compensation Table and other Executive Vice Presidents of the Company. These agreements provide that, if after reaching age 62 or older, either the executive retires from the Company or is terminated as a result of a Change in Control, the executive will be eligible to receive health and life benefits for the remainder of his or her life as any regular active employee. These benefits will be offered at the same rates as would be paid by an active employee for like coverage and subject to increase as any other active employee. Upon Mr. Crocker’s retirement as of January 1, 2003, his agreement took effect.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     The Compensation Committee members are Sheli Z. Rosenberg (Chair), John W. Alexander and James D. Harper, Jr. No member of the Compensation Committee is a past or present officer or employee of the Company. For a description of certain transactions between the Company and Compensation Committee members or affiliated parties, see “Certain Relationships and Related Transactions.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In August 1995, the Company acquired from an unaffiliated third party a portfolio of 21 individual second and third mortgage loans encumbering 21 properties containing a total of 3,896 apartment units (the “Portfolio”). The Company purchased the mortgage loans for $88 million representing a $13 million discount to the $101 million outstanding balance. These mortgage loans were subordinate to existing first mortgage indebtedness on the properties in the amount of $157 million. The Company also acquired approximately 39% of the equity ownership in the properties for $300,000. As of the acquisition date and continuing through the date of this Proxy Statement, the Company could not purchase the remaining 11% of the equity ownership offered for sale because of pre-existing tax protection agreements for the benefit of the unaffiliated partners owning the remaining 50% of the equity ownership in the properties. Accordingly, at the request of the Company to assist it in concluding the acquisition, Mr. Zell agreed to purchase the remaining 11% equity ownership available for sale and caused EGI to purchase less than a 1% general partner interest therein, for a total of approximately $68,000. The Company’s Audit Committee approved these purchases at the time of the transactions.

     In July 2001, the Portfolio’s first mortgage indebtedness and a portion of its second and third mortgage indebtedness were refinanced with an unaffiliated lender. This refinancing allowed the Company to acquire EGI’s general partner interest therein, which it did acquire for $8,800, the estimated value of the interest. In December 2001, Mr. Zell made a charitable donation to local charities of his remaining equity ownership interests in the Portfolio, subject to his receipt of the distribution described below. The Company has a right to purchase these interests from the charities for their fair market value at such time in the future that such a purchase can be consummated without violating the existing tax protection agreements.

     In August 2001, the Portfolio distributed $25.6 million in cash to its unaffiliated partners and $25.6 million to an entity beneficially owned by the Company and Mr. Zell, representing such parties’ proportionate share as partners of the excess financing proceeds from the July 2001 refinancing. Immediately following his receipt of $5.1 million in January 2002, representing his share of such financing proceeds, Mr. Zell made a charitable donation of $3 million in cash ($5.1 million less $2.1 million of estimated income taxes due on the distribution) to the Equity Residential Foundation (the “Foundation”), a not-for-profit charitable organization. The Company established the Foundation in November 2001 to further serve the Company’s charitable purposes. In March 2003, Mr. Zell made an additional charitable contribution of $623,000 in cash to the Foundation after determining that the amount of income taxes due on the distribution was $623,000 less than originally estimated. The Company’s Audit Committee approved all of the foregoing related party transactions relating to the Portfolio.

     The Company’s management company managed a multifamily residential community owned by an affiliate of Mr. Zell on terms equivalent to a third-party transaction. The property management fees received from such affiliate were $255,777 for 2002. The management company also managed multifamily residential communities owned by affiliates of Henry H. Goldberg (who retired from the Board upon the expiration of his term at the annual meeting of shareholders in May 2002), which are referred to in the following two paragraphs, on terms equivalent to third-party transactions. The property management fees received from such affiliates were $429,897 for all of 2002.

     In 1995, the Operating Partnership purchased from an unrelated third party the debt collateralized by two properties owned by a partnership that Mr. Goldberg controls and of which he is a greater than 10% beneficial owner. The outstanding loan balance as of December 31, 2002, was approximately $132.3 million with a fixed interest rate of 10.5% and a maturity date of January 2003. The Operating Partnership’s management company manages these properties. The loans on these properties are in default, and the Operating Partnership has commenced foreclosure proceedings that could result in the sale of these properties at public auction. On March 24, 2003, the partnership filed a Chapter 11 bankruptcy case in U.S. Bankruptcy Court. The effect of the bankruptcy filing is to stay the Operating Partnership’s ability to proceed with the foreclosure proceedings absent further order of the bankruptcy court. The Operating Partnership will seek the court’s approval to so proceed.

     Mr. Goldberg also controls and is a greater than 10% beneficial owner of four other partnerships that own four properties securing indebtedness held in part by the Operating Partnership. The outstanding principal balance of bonds secured by the properties is approximately $77 million, and has various interest rates between 8.87% and 13.38% and a maturity date of May 2026. A capital loan from the Operating Partnership to the four partnerships, as joint and several borrowers, of approximately $4.4 million is also outstanding as of December 31, 2002, with an 8% interest rate and a maturity date of January 2003. The capital loan also secures payment to the Operating Partnership of a 49% economic interest in the net value of the properties, which interest is now due and payable. The Operating Partnership’s management company manages these properties. The loans on these properties are in default, and the Operating Partnership has commenced foreclosure proceedings that could result in the sale of these properties at public auction. On March 24, 2003, the partnerships filed a Chapter 11 bankruptcy case in U.S. Bankruptcy Court. The effect of the bankruptcy filing is to stay the Operating Partnership’s ability to proceed with the foreclosure proceedings absent further order of the bankruptcy court. The Operating Partnership will seek the court’s approval to so proceed.

     During 2002, the Company engaged Seyfarth Shaw, a law firm in which Ms. Rosenberg’s husband is a partner, to perform legal services for the Company. The total amount paid by the Company to Seyfarth Shaw for these services was $48,024. The Company has discontinued using Seyfarth Shaw as of 2003.

     During 2002, the Company also engaged the services of Piper Rudnick, a law firm in which Mr. Halperin is a partner, to perform legal services for the Company from time to time. Mr. Halperin retired from the Board upon the expiration of his term at the annual meeting of shareholders in May 2002. The total amount paid by the Company to Piper Rudnick for these services in all of 2002 was $338,274.

     During 2002, the Company reimbursed Mr. Spector in the amount of $471,876 for the actual costs (excluding acquisition costs) of operating his personal aircraft for himself and other employees on Company business.

     The Operating Partnership leases its corporate headquarters from an entity controlled by Mr. Zell. Amounts incurred for such office space in 2002 were approximately $1.6 million. The Operating Partnership also leases office space from EOP in Atlanta, Georgia. Amounts incurred for such space in 2002 totaled $184,760. Certain other entities controlled by Mr. Zell also provide office facility and other services to the Operating Partnership. The Operating Partnership paid $154,485 for such services during 2002. The Operating Partnership believes these amounts equal market rates for such space and services.

     Mr. Crocker borrowed $564,000 from the Company in August 1996 related to various personal obligations. The loan was repaid in full in January 2003. The loan bore interest at the 30-day London Interbank Offered Rate (“LIBOR”) plus 2% with interest due quarterly. The largest principal amount owed in 2002 was $161,141 and the principal balance at December 31, 2002 was $80,570. Payment was secured by a pledge of Mr. Crocker’s common shares.

     Mr. Crocker borrowed $600,000 from the Company in May 1999 related to various personal obligations. The loan was repaid in full in February 2002. The loan bore interest at 30-day LIBOR plus 2%. The largest principal amount owed in 2002 was $300,000.

     The executive officers listed below were indebted to the Company as a result of purchasing common shares from the Company. All loans were repaid in full during the fourth quarter of 2002. The loans accrued interest, payable quarterly in arrears at the applicable federal rate (as defined in the Code in effect at the date of each loan) and were due and payable on the first to occur of the date on which the individual left the Company, other than by death or disability, or the respective due date, except for the loans to Mr. Crocker which were due on the specified due date. The loans were recourse to the respective individuals and were secured by a pledge of the common shares purchased. All distributions paid on pledged common shares in excess of the then marginal tax rate on the taxable portion of such distributions were used to pay interest and principal on the loans.

Name	Largest Principal Amount Owed in 2002	Principal Balance at December 31, 2002	Maturity Date	Interest Rate

Douglas Crocker II	$574,679	$0	8/10/03	6.21%

Douglas Crocker II	721,795	0	1/27/04	6.15%

Douglas Crocker II	845,927	0	8/2/04	7.26%

Douglas Crocker II	1,516,675	0	3/9/05	7.93%

Frederick C. Tuomi	312,843	0	8/2/04	7.26%

Alan W. George	71,649	0	8/2/04	7.26%

Certain Agreements Between the Company and WRP

     The following describes certain aspects of the agreements entered into by the Company and WRP in connection with and on the effective date of the Wellsford Merger. Mr. Lowenthal is a director of WRP and served as the President and Chief Executive Officer of WRP through March 2002. Mr. Lynford is the Chairman of the Board of WRP and assumed the position of Chief Executive Officer and President of WRP in April 2002.

     Preferred Stock Purchase Agreement. In May 2000, the Operating Partnership acquired $25 million of 8.25% preferred securities of WRP Convertible Trust I, an affiliate of WRP. These securities are indirectly convertible into WRP common shares under certain conditions.

     WRP Board Member Elected by the Operating Partnership. Upon consummation of the Wellsford Merger, the Operating Partnership, as the holder of WRP Class A Common Stock, was entitled to, and did, elect Mr. Crocker to WRP’s Board. Mr. Crocker is also a member of WRP’s compensation committee.

     Agreement Regarding Palomino Park. Upon consummation of the Wellsford Merger, WRP and the Operating Partnership became the shareholders in Wellsford Park Highland Corp. (“WPHC”). WPHC owns certain membership interests in limited liability companies that own Palomino Park, a master planned five-phase multifamily project in Denver, Colorado, which is in various stages of development. As of December 31, 2002, the Operating Partnership owned 14.15% of the shares of WPHC, and has no further obligations to contribute capital to WPHC.

     The Operating Partnership entered into a credit enhancement agreement with WRP with respect to certain tax-exempt bonds issued to finance certain public improvements at the Palomino Park project. Under this agreement, the Operating Partnership has agreed to provide credit enhancement in the form of a guaranty in respect of a letter of credit issued for the account of WRP for a period of eight years from the date of the Wellsford Merger. WRP has agreed to pay an annual credit enhancement fee to the Operating Partnership for such enhancement and has agreed to reimburse the Operating Partnership for any amounts it pays under the guaranty, together with interest on such amounts. As of December 31, 2002, this enhancement was still in effect at a commitment amount of $12.7 million. The fee paid to the Operating Partnership in 2002 was approximately $81,300.

Certain Agreements between the Company and MRYP

     The following describes certain aspects of the agreements entered into by the Company and MRYP. Mr. Thompson is an officer and a director of MRYP.

     Office Lease Agreement. Since the Merry Land Merger, the Operating Partnership has leased space in MRYP’s office building in Augusta, Georgia. The Operating Partnership paid MRYP $122,319 in annual rent in 2002. The lease expires in October 2005. The Operating Partnership believes this amount equals a market rate for such space.

     Vacant Land Purchase. In October 2000, the Operating Partnership purchased vacant land in Jacksonville, Florida from MRYP for $520,000. Under the agreement, if the Operating Partnership obtained multi-family building permits to construct residential units, the Operating Partnership was obligated to pay to MRYP an additional $5,000 for each unit permitted in excess of 52 units. The Operating Partnership received a permit for 60 units and paid MRYP $40,000 in December 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our trustees, executive officers and beneficial owners of more than 10% of the Company’s outstanding common shares to file reports of ownership and changes in ownership with the SEC and to send copies of those reports to us. Based on our review of those reports and on written representations of certain of those persons that they were not required to file certain of those reports, we believe that that no such person failed to file any such report or report any transaction on a timely basis during 2002.

AUDITORS

     Ernst & Young has served as our independent auditors since 1996 and has been engaged to serve as our independent auditors for the fiscal year ending December 31, 2003. Representatives of Ernst & Young are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

     In order to be considered for inclusion in the Company’s proxy statement for its 2004 Annual Meeting of Shareholders, shareholders must deliver proposals no later than December 16, 2003.

     In addition, the Company’s Bylaws currently provide that in order for a shareholder to nominate a candidate for election as a trustee at an annual meeting of shareholders or propose business for consideration at such meeting, written notice generally must be delivered to the Secretary of Equity Residential not later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the first anniversary of the mailing of the notice for the preceding year’s annual meeting. Accordingly, a shareholder nomination or proposal intended to be considered at the 2004 Annual Meeting generally must be received by the Secretary after the close of business on December 16, 2003, and prior to the close of business on January 15, 2004. Proposals should be mailed to the attention of the Secretary of Equity Residential at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606. A copy of the Bylaws may be obtained from Equity Residential’s Secretary by written request to the same address.

2002 ANNUAL REPORT

     Shareholders are concurrently being furnished with a copy of Equity Residential’s 2002 Annual Report and its audited financial statements at December 31, 2002. Additional copies of our Annual Report, financial statements and Form 10-K for the year ended December 31, 2002, as filed with the SEC, may be obtained without charge by contacting Equity Residential — Investor Relations, at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606.

OTHER MATTERS

     The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

By Order of the Board of Trustees

Bruce C. Strohm,
Executive Vice President,
General Counsel and Secretary

Chicago, Illinois
April 14, 2003

Appendix A

Audit Committee Charter

Purpose

     The purpose of the Audit Committee (the “Committee”) of the Board of Trustees of Equity Residential (the “Company”), through regular or special meetings with management, the internal auditors and the Company’s independent auditors, shall be to assist the Board in monitoring: (1) the integrity of the financial statements of the Company, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. In doing so, the Committee will contribute to maintaining open communication among the trustees, the independent auditors, the internal auditors, and the senior financial management of the Company.

     The Committee shall also prepare the Committee Report to shareholders as required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Membership

     The Committee shall be comprised of at least three trustees who shall be appointed by the Board on recommendation of the Corporate Governance Committee. The members of the Committee shall meet the independence, experience and financial expertise requirements of the New York Stock Exchange, the Securities Exchange Act of 1934 (the “Exchange Act”), as amended by the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission. Trustee’s fees (including additional amounts paid to chairs and members of committees of the Board) are the only compensation a member of the Committee may receive from the Company.

     No trustee may serve as a member of the Committee if he or she serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such individual to effectively serve on the Committee. Any such determination must be disclosed in the Company’s annual proxy statement.

Meetings

     The Committee shall meet as often as it determines is necessary or appropriate, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal auditors and the independent auditors in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Trustees who are not members of the Committee are welcome to attend and participate in the Committee’s deliberations unless otherwise specified by the Chairperson.

Authority and Responsibilities

     The Committee shall have the sole authority to appoint or replace the independent auditors. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the Committee.

     The Committee shall pre-approve all services (audit services and permitted non-audit services), including the fees and terms thereof, to be performed for the Company by its independent auditors, or adopt pre-approval policies and procedures as to particular services to be performed, subject in each such case to the de minimus exceptions for non-audit services described in the Exchange Act which are approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that the decision of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

     The Committee shall have authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors to advise the Committee in the performance of its duties. The Company shall provide for appropriate funding, as determined by the Committee, for payment of professional services of any advisors employed by the Committee and for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report.

     The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee’s own performance.

     In carrying out its responsibilities, the Committee believes that its agendas, reviews and procedures should be flexible in order to adapt to changing conditions and to ensure that the Company’s corporate accounting and reporting practices are in accordance with requirements and of high quality. In performing its functions, the Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute to and implement the purposes of the Committee. The following functions are some of the common recurring activities of the Committee in carrying out its oversight responsibility.

I.          Financial Statement and Disclosure Matters

a.	Review and discuss with management and the independent auditors the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

b.	Review and discuss with management and the independent auditors the quarterly financial statements prior to the filing of its Form
10-Q, including the results of the independent auditors’ review of the quarterly financial statements.

c.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information. Such discussions may be general (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

d.	Discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

e.	Review disclosures, if any, made to the Committee by the Company’s CEO and CFO during their certification process for the Form
10-K and Form 10-Q about significant deficiencies in the design and operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

f.	Review and discuss quarterly reports from the independent auditors on:

(i)	All critical accounting policies and practices to be used.
(ii)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

(iii)	Other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

g.	Review and discuss with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the quality of the accounting principles adopted by the Company and the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

h.	Review with the independent auditors any problems or difficulties the independent auditors may have encountered and any management letter provided by the independent auditors and the Company’s response to that letter. Such review should include:

(i)	any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information;
(ii)	any changes required in the planned scope of the internal audit; and
(iii)	the internal audit department’s responsibilities and staffing.

i.	Discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as any unconsolidated investments of the Company.

j.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

II.         Oversight of the Company’s Relationship with the Independent Auditors

a.	Review and discuss with the independent auditors the scope of the proposed audit for the current year, the audit procedures to be utilized and, at the conclusion thereof, review such audit, including any comments or recommendations of the independent auditors (and any reports of the independent auditors with respect to interim periods), and the actual fees and expenses to be paid to the independent auditors for both audit and non-audit services.

b.	Ensure that the independent auditors submit to the Committee on a periodic basis written statements regarding their independence and delineating all relationships between the independent auditors and the Company, including the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and actively engage in a dialogue with the independent auditors with respect to such statements and any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and, if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the independent auditors.

c.	Obtain and review a report from the independent auditors at least annually regarding (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) steps taken to deal with any such issues, and (d) all relationships between the independent auditors and the Company. Evaluate the qualifications, performance and independence of the independent auditors, including considering whether the auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors’ independence and taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditors to the Board.

d.	Review and evaluate the lead partner of the independent auditor team.

e.	Ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit at least as frequently as required by law.

f.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the Company.

g.	Confirm that the independent auditors do not provide personal financial services or tax advice to the Company’s Executive Officers.

III.       Oversight of the Company’s Internal Audit Function

a.	Review the appointment and replacement of the senior internal auditing executive.

b.	Ensure that the senior internal auditing executive has a direct reporting line to and free access for communications with the Chair of the Audit Committee.

c.	Review and discuss with management, the independent auditors and the head of the internal audit department the adequacy of the Company’s internal audit function (including the internal audit department’s responsibilities, independence, budget and staffing), the proposed audit plans, and coordination of internal audit’s work with that of the independent auditors.

d.	Review from time to time the results of internal audits and special issues brought to the Committee’s attention by the internal auditors and management’s responses.

e.	Discuss annually with the senior management of the Company the performance and compensation of the senior internal auditing executive.

IV.       Compliance Oversight Responsibilities

a.	Review the Company’s policies relating to the avoidance of conflicts of interest and review proposed related party transactions as well as policies and procedures with respect to Executive Officers’ expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Company’s independent auditors.

b.	Ensure that responsibility for dissemination and monitoring of adherence to the Company’s Code of Ethics is assigned.

c.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or audit-related matters.

d.	Meet periodically (at least annually) with the Chief Financial Officer, the senior internal auditing executive and the independent auditors in separate executive sessions in furtherance of the Committee’s purposes. Also provide the opportunity from time to time for the internal and independent auditors to meet with the members of the Committee without members of management present. In these meetings and any other such meetings, the Committee shall invite comment about the Company’s financial, accounting and auditing personnel, the cooperation the independent auditors receive during the course of the audit and any other matters about which such person(s) believe should be brought to the Committee’s attention.

e.	Invite and hear from time to time a report from the General Counsel on legal issues and actions involving the Company and any material reports or inquiries received from regulators or governmental agencies that may have a material impact on the financial statements or the Company’s compliance policies and practices.

f.	Investigate any matter within the scope of the Committee’s duties which is brought to its attention if, in the Committee’s judgment, such matter warrants investigation.

g.	Ensure that minutes of the Committee are kept and retained as records of the Company.

EQUITY RESIDENTIAL
Two North Riverside Plaza
Chicago, Illinois 60606

Annual Meeting of Shareholders – May 30, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned shareholder(s) of Equity Residential, a Maryland real estate investment trust (the “Company”), hereby appoints BRUCE W. DUNCAN and BRUCE C. STROHM, or either of them (the “Representatives”), with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting and otherwise represent the undersigned with all powers possessed by the undersigned if personally present at the Annual Meeting, to be held at 10:00 a.m., local time, on May 30, 2003, at One North Franklin St., Third Floor, Chicago, Illinois, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such common shares.

     You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If you do not mark any boxes, your proxy will be voted in accordance with the Board of Trustees’ recommendations, “FOR” each of the nominees for trustee and “FOR” each of the other proposals and in the discretion of the Representatives in any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Address Change: ______________________________________________________________________________________________________________________________________________________________

______________________________________________________________________________________________________________________________________________________________________________

(If you noted any Address Change above, please mark corresponding box on the reverse side.)

EQUITY RESIDENTIAL TWO NORTH RIVERSIDE PLAZA CHICAGO, ILLINOIS 60606 ATTN: INVESTOR RELATIONS

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 29, 2003. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 29, 2003. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Equity Residential, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Equity Residential in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote your shares using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EQUITY	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUITY RESIDENTIAL
THE BOARD RECOMMENDS A VOTE “FOR” ALL PROPOSALS.
1.	Election of Trustees:			To be completed for Proposal 1(a) and 1(b).
	(a)	If Proposal 2 IS approved, election of the following nominees to terms expiring in 2004:		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee's number on the line below.
		(01) John W. Alexander (02) Douglas Crocker II (03) Bruce W. Duncan (04) Stephen O. Evans (05) James D. Harper, Jr. (06) Boone A. Knox	(07) Sheli Z. Rosenberg (08) Gerald A. Spector (09) Michael N. Thompson (10) B. Joseph White (11) Samuel Zell
				|_|	|_|	|_|

	(b)	If Proposal 2 is NOT approved, election of the following nominees to terms expiring in 2006:
(12) Stephen O. Evans (13) Sheli Z. Rosenberg (14) B. Joseph White

		For	Against	Abstain
2.	Approval of amendment to the Company’s Declaration of Trust to declassify the Board of Trustees and provide for the annual election of trustees.	|_|	|_|	|_|
3.	Approval of amendment to the Company’s Employee Share Purchase Plan to increase the number of shares authorized for issuance under the plan.	|_|	|_|	|_|
Note: In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting.
MARK HERE FOR ADDRESS CHANGE AND NOTE ON THE REVERSE SIDE.	|_|		Yes	No
		Please indicate if you plan to attend this meeting.	|_|	|_|
Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title under signature.		Please indicate if you wish to discontinue receipt of extra Annual Report.	|_|	|_|

Signature [PLEASE SIGN WITHIN BOX] Date		Signature (Joint Owners) Date